Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

TO GO BRANDS, INC.

Seller,

MEDPODIUM HEALTH PRODUCTS, INC.,

Buyer,

AND

CARDIUM THERAPEUTICS, INC.,

Owner of Buyer.

Dated as of September 28, 2012

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

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EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Bill of Sale and Assignment Agreement
Exhibit B	Form of Assumption Agreement
Exhibit C	Form of Copyright Assignment
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Patent Assignment
Exhibit F	Escrow Agreement
Exhibit G	Voting Agreement

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions
Schedule 1.1(a)(i)	Assigned Contracts
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(d)	Credits, Refunds, Prepaid Expenses, Etc.
Schedule 1.1(e)	Approvals and Orders
Schedule 1.1(j)	Telephone Numbers, Domain Names, E-mail Addresses, Etc.
Schedule 1.1(k)	Inventory
Schedule 1.2(i)	Certain Excluded Assets
Schedule 1.3(a)	Certain Assumed Obligations
Schedule 1.3(b)	Trade Payables
Schedule 1.4(a)	Certain Excluded Contracts
Schedule 1.4(p)	Certain Excluded Liabilities
Schedule 2.3(a)	Working Capital
Schedule 3.2	Ownership of the Seller
Schedule 3.16(a)	Beneficiary of any extension to file tax return
Schedule 3.16(b)	Audits
Schedule 5.2(c)	Certain Third Party Consents
Schedule 5.7(a)	Business Employees Who May Be Offered Employment by Buyer
Schedule 5.7(b)	Assumed Pre-Existing Employee Obligations
Schedule 7.2(a)	Certain Indemnification Matters

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 28, 2012 (the “Effective Date”), is made by and among To Go Brands, Inc., a Nevada corporation (the “Seller”) and Cardium Therapeutics, Inc., a Delaware corporation (the “Parent”), and Parent’s wholly-owned subsidiary MedPodium Health Products, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, the Seller is engaged in the business of developing and marketing branded dietary supplements, natural foods and other products being developed by Seller (individually and collectively the “Business”), and owns substantially all of the goodwill and other assets used in connection with the operation of the Business;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller wishes to sell, assign and transfer to the Buyer, and the Buyer wishes to purchase from the Seller all of the Seller’s right, title and interest in and to the Acquired Assets (as defined below) and the Buyer is willing to assume from the Seller the Assumed Liabilities (as defined below), all as set forth herein;

WHEREAS, as a condition and an inducement to the Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Seller and its officers have entered into non-competition agreements with the Buyer, dated as of the date hereof, which agreements shall become effective at and contingent upon the Closing (each, a “Post-Closing Non-Competition Agreement”), and its directors have entered into non-disclosure agreements with the Buyer, dated as of the date hereof, which agreements shall become effective at and contingent upon the Closing (each, a “Post-Closing Non-Disclosure Agreement”) and Messrs. Derek Howe, Bruce Howe, Mindy Paris, Ken Shield and John Moore (the “Designated Employees”) have entered (or will enter) into employment or consulting agreements with the Buyer, dated as of the date hereof, which agreements shall become effective at and contingent upon the Closing (each, a “Post-Closing Employment Agreement”); and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule I attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and relinquish to the Buyer in perpetuity, free and clear of all Liens, all of its right, title and interest in and to the Acquired Assets. As used in this Agreement, the term “Acquired Assets” means all of the assets, properties, rights, interests and goodwill related to the Business of every kind, nature, character and description whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by the Seller, whether now owned, used or held or acquired prior to the Closing, including the following, but excluding the Excluded Assets:

(a) all right, title and interest in, to and under (i) all Contracts listed on Schedule 1.1(a)(i) attached hereto; (ii) all non-competition, non-solicitation, confidentiality, assignment of invention and similar Contracts to which the Seller is a party or is entitled to rights thereunder, the primary purpose of which are to provide for non-competition, non-solicitation, confidentiality, assignment of invention or similar covenants running in favor of the Seller; (iii) all customer Contracts entered into by the Seller between the date of this Agreement and the Closing; and (iv) any other Contract entered into by the Seller between the date of this Agreement and the Closing which the Buyer, in its sole discretion, agrees in writing prior to the Closing shall constitute an “Assigned Contract” pursuant to this Section 1.1(a) (the “Assigned Contracts”);

(b) all tangible personal property wherever located, including all equipment, machinery, tools, dies, molds, furniture, fixtures, office equipment, computers, communications equipment, supplies, spare and replacement parts and other physical assets of the Seller, including the items listed on Schedule 1.1(b) attached hereto;

(c) all accounts receivable, notes receivable and other rights to receive payment from any Person outstanding on the Closing Date;

(d) all deposits (including vendor and customer deposits), rights to credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, including those listed on Schedule 1.1(d) attached hereto; provided, however, that notwithstanding anything contained herein to the contrary Seller shall retain up to One Hundred Thousand Dollars ($100,000) of cash on hand and in banks held by the Seller as of the Closing in an amount sufficient to satisfy certain Working Capital Liabilities of the Seller outstanding as of the Closing and not expressly assumed by the Buyer hereunder (the “Retained Cash”), including, without limitation, legal fees and costs, accounting fees and costs, Taxes, costs related to shareholder communications, any and all tail coverages for insurance required to be purchased hereunder or otherwise, corporate fees, banking fees, stock transfer fees and administrative fees (individually and collectively the “Seller Expenses”), all of which will be set forth in the Updated Working Capital Statement; provided, further, that the Retained Cash shall be an adjustment to Purchase Price, by reducing the Shares to be provided in accordance with Section 2.1(a) by an amount necessary to offset the value of the Retained Cash (for purposes of illustration, if the Seller retained $100,000 as Retained Cash, the value to be paid in Shares pursuant to Section 2.1(a) would be reduced by $100,000, or by 400,000 shares priced at $0.25 per share).

(e) all Approvals and Orders, to the extent their transfer is permitted by Law, including those listed on Schedule 1.1(e) attached hereto;

(f) all Seller Intellectual Property, and the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any Seller Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for the Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

(g) all claims, demands, causes of action, choses in action, rights of recovery, rights of set off, rights of recoupment (including any such item relating to the payment of Taxes), rights to payment or to enforce payment and rights to insurance proceeds, whether choate or inchoate, known or unknown, or contingent or non-contingent and whether or not liquidated, except to the extent related to the Excluded Assets;

(h) all guarantees, warranties, indemnities and similar rights in favor of the Seller, except to the extent related to the Excluded Assets;

(i) all books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Seller in any medium (including, where available, digital media), including all customer, supplier and mailing lists and databases, advertising materials, research files and correspondence, market research studies and surveys, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, media materials, accounting files and records, sales order files and non-medical personnel files for all Transferred Employees, and all lists of and all rights in and to the information contained therein;

(j) all telephone and facsimile numbers, websites (including the content thereof), e-mail addresses, Internet domain names and business and trade names of the Seller, including those listed on Schedule 1.1(j) attached hereto;

(k) all Inventory of the Seller, including all Inventory set forth on Schedule 1.1(k) attached hereto (other than Inventory that is sold in the ordinary course of business prior to Closing);

(l) all goodwill of the Business; and

(m) all of the assets, properties, rights, interests, intellectual property and goodwill of Seller of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by Seller and used in connection with the operation of the Business, whether now owned, used or held or acquired prior to the Closing, including all of Seller’s right, title and interest in, to and under all Contracts listed on Schedule 1.1(a)(i) attached hereto, but excluding the Excluded Assets.

1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the following assets and properties are to be retained by the Seller and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

(a) all right, title and interest in, to and under all Contracts to which the Seller is a party or by which the Seller or any of its assets or properties is otherwise subject to or bound other than the Assigned Contracts (collectively, the “Excluded Contracts”);

(b) any capital stock or other equity interest in any Subsidiary, Affiliate or other Person, and all options, warrants or other rights to acquire such capital stock or other equity interest;

(c) subject to Section 1.1(g), all right, title and interest to all insurance policies of the Seller;

(d) all minute books and stock records of Seller;

(e) all personnel records of all Business Employees other than Transferred Employees and all medical records and other medical information of Transferred Employees that the Seller is required by Law to retain in its possession;

(f) all rights of the Seller under this Agreement and the Related Agreements;

(g) all Employee Benefit Plans of the Seller and all assets related thereto;

(h) the Retained Cash; and

(i) those assets specifically set forth on Schedule 1.2(i) attached hereto.

1.3 Assumption of Liabilities Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Seller only the following Liabilities (the “Assumed Liabilities”):

(a) obligations of the Seller for performance arising after the Closing under the Assigned Contracts to the extent that the Seller’s rights thereunder are actually (with consent where required) assigned to the Buyer, including those certain obligations set forth in Schedule 1.3(a); provided, that, the Buyer shall not assume, and does not hereby agree to pay, discharge or perform, (i) any Losses relating in any manner to or arising from any breach or default of the Seller of any Assigned Contract occurring prior to the Closing Date regardless of whether such breach or default is disclosed pursuant to this Agreement or (ii) any Liability to indemnify any Person under such Assigned Contract arising from or relating to any act or omission occurring prior to the Closing; and

(b) those trade payables of the Seller specifically set forth in Schedule 1.3(b) and those incurred by the Seller between the date of this Agreement and the Closing in the ordinary course of business and in compliance with Section 5.1 of this Agreement; and

(c) certain assumed employee-related obligations (the “Assumed Pre-existing Employee Obligations” as defined in Section 5.7(b) and set forth in Schedule 5.7(b)).

1.4 Excluded Liabilities. Except as expressly assumed pursuant to Section 1.3, the Buyer is not assuming and shall not have any liability or obligation whatsoever for any Liabilities of the Seller or any of its predecessors or Affiliates whatsoever, whether or not arising out of the ownership or operation of the Business or the Acquired Assets, all of which will be retained and satisfied by the Seller (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume or be deemed to assume any of the following Liabilities, all of which shall constitute Excluded Liabilities:

(a) Liabilities arising under or relating to any written or oral Contract to which the Seller is a party or by which the Seller, or any of its assets or properties is otherwise subject or bound, other than Liabilities arising under the Assigned Contracts to the extent specifically set forth in Section 1.3(a), including those Contracts set forth on Schedule 1.4(a) attached hereto;

(b) Liabilities of the Seller or any of its predecessors or Affiliates in respect of any Indebtedness;

(c) Liabilities of the Seller or any of its predecessors or Affiliates in respect of any Transaction Expenses;

(d) Liabilities of the Seller or any of its predecessors or Affiliates to any Affiliate or current or former stockholder, convertible debt holder or option or warrant holder (or any of their successors, assigns, heirs or legal representatives) of the Seller or any of its predecessors or Affiliates;

(e) Liabilities of the Seller or any of its predecessors or Affiliates for or in respect of Taxes and any Taxes resulting from or relating to the consummation of the transactions contemplated hereby (including any Taxes that may become due as a result of any bulk sales or similar tax that may be assessed against the Seller or any of its Affiliates following the Closing);

(f) Liabilities of the Seller or any of its predecessors or Affiliates to any present or former director, officer, employee, consultant or independent contractor of the Seller or its predecessors or Affiliates, including Liabilities arising under any federal, state, local or foreign Laws, Approvals or Orders and including any Liability for transaction or retention bonuses payable by the Seller to any such person;

(g) Liabilities of the Seller or any of its predecessors or Affiliates for any Actions against the Seller or any of its predecessors or Affiliates, including any Actions pending or threatened against the Seller or any of its predecessors or Affiliates as of the Closing Date;

(h) Liabilities of the Seller or any of its predecessors or Affiliates arising out of or resulting from any violation of or non-compliance with any federal, state, local or foreign Approvals, Laws or Orders;

(i) Liabilities of the Seller or any of its predecessors or Affiliates arising out of, relating to or resulting from any obligation to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a));

(j) Liabilities of the Seller arising under this Agreement or any of the Related Agreements;

(k) Liabilities resulting from or relating to products sold or services performed by the Seller or any of its predecessors or Affiliates, including any Liabilities resulting from or relating to any product liability claims with respect to any Seller Products;

(l) Liabilities of the Seller or any of its predecessors or Affiliates based upon such Person’s acts or omissions;

(m) Liabilities arising under any Employee Benefit Plan or any benefit, tax or compensation Liability of any ERISA Affiliate;

(n) Liabilities arising in connection with or in any way relating to the Business, any Acquired Assets, any property now or previously owned, leased or operated by the Seller or any of its predecessors or Affiliates, or any activities or operations occurring or conducted at any property now or previously owned, operated or leased by the Seller or any of its predecessors or Affiliates (including offsite disposal), which arise under or relate to any Environmental Laws;

(o) Liabilities attributable in any manner to the Excluded Assets; and

(p) Liabilities set forth in Schedule 1.4(p) attached hereto.

The disclosure of any Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of the Buyer, except where such disclosed Liability has been expressly assumed by the Buyer as an Assumed Liability pursuant to Section 1.3.

1.5 Closing Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m. (PST) on the third (3rd) Business Day following the date on which all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to in writing by the Seller and the Buyer (the “Closing Date”). The Closing shall be held at the offices of Sheppard Mullin Richter & Hampton, 12275 El Camino Real, Suite 200, San Diego CA 92130, unless another place is agreed to in writing by the parties hereto (it being understood that the Closing may be affected by the delivery of documents via e-mail, facsimile or overnight courier). The consummation of the transactions contemplated by this Agreement to occur at the Closing shall be deemed to occur at 12:01 a.m. (PST) on the Closing Date.

1.6 Transfer Documents At the Closing, in addition to the other Closing deliverables contemplated by ARTICLE VI, the parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the following documents (collectively, the “Transfer Documents”):

(a) the Seller shall execute and deliver to the Buyer one or more bills of sale and assignment agreements in substantially the form of Exhibit A attached hereto (each, a “Bill of Sale and Assignment Agreement”) pursuant to which the Seller will transfer and assign to the Buyer the Acquired Assets;

(b) the Buyer shall execute and deliver to the Seller one or more assumption agreements in substantially the form of Exhibit B attached hereto (each, an “Assumption Agreement”) pursuant to which the Buyer will assume from the Seller the Assumed Liabilities;

(c) the Seller will execute and deliver to the Buyer one or more copyright assignments in substantially the form of Exhibit C attached hereto (the “Copyright Assignment”) pursuant to which the Seller will transfer and assign to the Buyer the Copyrights being acquired by the Buyer pursuant to this Agreement, if any;

(d) the Seller will execute and deliver one or more trademark and domain assignments in substantially the form of Exhibit D attached hereto (the “Assignment of Trademarks and Domains”) pursuant to which the Seller will transfer and assign to the Buyer the Trademarks and internet domains being acquired by the Buyer pursuant to this Agreement, if any;

(e) the Seller will execute and deliver one or more patent assignments in substantially the form of Exhibit E attached hereto (the “Patent Assignment”) pursuant to which the Seller will transfer and assign to the Buyer the Patents being acquired by the Buyer pursuant to this Agreement, if any;

(f) the Parent and the Seller will execute and deliver one or more escrow agreements in substantially the form of Exhibit F attached hereto (the “Escrow Agreement”) pursuant to which the Shares and the Claim Shares will be deposited with the Escrow Agent subject to the provisions therein;

(g) stockholders of the Seller, collectively holding at least Ninety percent (90%) of the outstanding common stock of the Seller and Sixty-Six and Two Thirds percent (66 2/3%) of the outstanding preferred stock of the Seller, will enter into one or more voting agreements with Parent in substantially the form of Exhibit G attached hereto (the “Voting Agreement”) pursuant to which such stockholders of Seller will agree to vote their shares of Seller as set forth and subject to the provisions therein; and

(h) the Seller will execute and deliver all such other bills of sale, assignments, endorsements, intellectual property right assignments, trade name assignments, domain name assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in form and substance satisfactory to the Buyer, as the Buyer reasonably shall deem necessary or appropriate to vest in or confirm to the Buyer all of the Seller’s right, title and interest in and to all of the Acquired Assets.

1.7 Consents of Third Parties.

(a) Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require the Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of the Buyer thereunder or would violate any applicable Law. If any such consent has not been obtained as of the Closing Date and the Buyer nevertheless determines to proceed with the Closing, the Seller shall use its best efforts to obtain such consent following the Closing, and the Buyer will provide reasonable cooperation to the Seller in seeking to obtain any such consent. The Seller shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval before the Closing Date.

(b) If any Assigned Contract is not transferred to the Buyer at the Closing pursuant to this Agreement, the Seller shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all of the benefits of, and to have the Buyer assume the obligations to the extent set forth in Section 1.3 with respect to, such Assigned Contract. In such event, until such consent has been obtained, (i) the Buyer shall use commercially reasonable efforts to perform in the Seller’s name (as applicable) all of such obligations; provided, however, that the Buyer shall not be required to take any action in performing such obligations which, in the Buyer’s reasonable judgment, would subject the Buyer to an unreasonable risk of incurring a Liability and (ii) the Seller shall take all actions reasonably requested by the Buyer to enforce for the benefit of the Buyer any and all rights of the Seller with respect to any such Assigned Contract.

(c) The Seller hereby authorizes the Buyer to perform all of its obligations after the Closing with respect to all Assigned Contracts that are not assigned to the Buyer at the Closing. The Seller agrees to remit promptly to the Buyer all collections or payments received by the Seller in respect of all such Assigned Contracts, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

(d) Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Seller’s representations or warranties set forth herein or the conditions to the Buyer’s obligations contained in ARTICLE VI hereof, be deemed a waiver by the Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.8 Further Assurances At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title in and to, all of the Seller’s right, title and interest in and to the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

1.9 Transfer Taxes Any Transfer Taxes and corresponding Tax Returns required to be filed in connection with the transaction contemplated by this Agreement and associated matters shall be prepared and filed when due by the party responsible under applicable Law for filing such Tax Returns. The party filing any such Transfer Tax Return shall provide the other parties with a copy of such return for review and comment at least twenty (20) days prior to such filing.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price The purchase price for the Acquired Assets (the “Purchase Price”) shall be the following:

(a) Up to Ten Million (10,000,000) shares of Parent Common Stock (the “Shares”), representing an aggregate value of up to Two Million Five Hundred Thousand Dollars ($2,500,000) (based on a per share value equal to the greater of Twenty-Five cents ($0.25) per share or the Fifteen Day VWAP as of the Trading Day immediately preceding the Closing Date) less an adjustment to account for Retained Cash as provided under Section 1.1(d); and

(b) the value of the Assumed Liabilities.

2.2 Delivery of Shares. At the Closing:

(a) The Parent shall deposit or cause to be deposited with the Escrow Agent (i) twelve and one half percent (12.5%) of the number of Shares (the “Claim Shares”) to be held as a reserve for a period of eighteen (18) months following the Closing in accordance with the terms of the Escrow Agreement to secure payment of Buyer’s right to indemnification under Article VII of this Agreement.

(b) The Parent shall deposit or cause to be deposited with the Escrow Agent the remaining eighty seven and one half percent (87.5%) of the Shares, which shall be held in escrow and released to Seller in a series of 12 equal monthly installments beginning six months following the Closing in accordance with the terms of the Escrow Agreement.

2.3 Working Capital.

(a) Schedule 2.3(a) reflects the Working Capital of the Seller, as set forth in reasonable detail by the Seller’s Chief Financial Officer (the “Current Working Capital”).

(b) Four (4) Business Days prior to the Closing, the Seller shall deliver to the Buyer a certificate (the “Updated Working Capital Statement”) certified by the Seller’s Chief Financial Officer setting forth in reasonable detail an updated calculation of the Working Capital of the Seller which shall include an accounting of the Retained Cash and itemized Seller Expenses as described in Section 1.1(d).

2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as determined by the Buyer in good faith and shall be set forth in a schedule produced by the Buyer within one hundred twenty (120) days following the Closing Date (the “Allocation Schedule”). The parties shall, and shall cause their respective Affiliates to, make consistent use of the allocations set forth in the Allocation Schedule (as reasonably adjusted to account for events occurring after the determination of the Allocation Schedule) for all Tax purposes, file all Tax Returns in a manner consistent with the Allocation Schedule (as adjusted) and take no tax position contrary thereto unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest

2.5 Seller’s Responsibility for Seller Liabilities. Following deposit by Parent of the Shares with the Escrow Agent, as set forth above, and other than as to the Assumed Liabilities, Seller shall in all events be solely responsible for any and all further distribution of proceeds to its creditors and shareholders, as appropriate, and neither Buyer nor Parent shall in any way be liable or responsible for distribution of any portion of the Purchase Price directly to any of Seller’s creditors or shareholders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed by the Seller in a writing dated as of the date of this Agreement and delivered by the Seller to the Buyer (a “Written Schedule of Exceptions”), the Seller hereby represents and warrants to the Buyer that the representations and warranties contained in this ARTICLE III are true, complete and correct. The Written Schedule of Exceptions shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE III, and the disclosures in any section or subsection of the Written Schedule of Exceptions shall qualify only the corresponding section or subsection of this ARTICLE III.

3.1 Organization, Good Standing and Qualification of the Seller The Seller is duly incorporated and validly existing and in corporate and tax good standing under the Laws of the State of Nevada. The Seller is duly qualified or licensed as a foreign corporation to do business and is in corporate and tax good standing under the Laws of each jurisdiction where the character of the Acquired Assets or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect. The Seller has all requisite power and authority, and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted. The Seller has delivered to the Buyer complete and accurate copies of its Organizational Documents, in each case as amended (if applicable) and in effect as of the date hereof. Set forth in Section 3.1 of the Written Schedule of Exceptions is a list of (i) the jurisdictions in which the Seller is qualified or licensed to transact business, (ii) every state or foreign jurisdiction in which the Seller has employees or facilities and (iii) the directors and officers of the Seller.

3.2 Ownership of the Seller; Subsidiaries All outstanding shares of the Seller are owned solely by individuals and entities set forth in Schedule 3.2. Each person listed on Schedule 3.2 is an “accredited investor” as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the California Corporate Securities Law of 1968, as amended. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Seller, other than those set forth in Section 3.2 of the Written Schedule of Exceptions. The Seller has not had, nor does it currently have, any Subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any other Person.

3.3 Authorization; Binding Obligation The Seller has all necessary power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite actions on the part of the Seller and no other corporate proceedings on its part are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein and therein. This Agreement has been, and each of the Related Agreements to which the Seller is a party, when executed and delivered by the Seller, will be, duly and validly executed and delivered by the Seller and this Agreement constitutes, and each Related Agreement to which the Seller is a party, when executed and delivered by the Seller, and each other party hereto and thereto, will constitute, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4 Consents and Approvals The execution and delivery by the Seller of this Agreement, the Related Agreements to which the Seller is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller do not, and the performance of this Agreement, the Related Agreements to which the Seller is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller shall not, require the Seller to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.5 No Violation The execution and delivery by the Seller of this Agreement, the Related Agreements to which the Seller is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller do not, and the performance of this Agreement, the Related Agreements to which the Seller is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Seller, will not, (a) conflict with or violate the Organizational Documents of the Seller, (b) conflict with or violate any Law or Order applicable to the Seller or by which Seller or any of the Acquired Assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Assigned Contract or any other material Contract to which the Seller is a party or is otherwise bound, or any Approval to which the Seller is a party or by which the Seller is bound or affected.

3.6 Regulatory Matters; Licenses and Permits Section 3.6 of the Written Schedule of Exceptions contains a correct and complete list of all Approvals and Orders that have been issued, granted or otherwise made available to the Seller with respect to the Business (the “Business Licenses”). Each Business License is valid and in full force and effect, no Business License is subject to any Lien, limitation, restriction, probation or other qualification, and there is no default under any Business License or, to the Knowledge of the Seller, any basis for the assertion of any default thereunder. There is no Action pending or, to the Knowledge of the Seller, threatened that would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License or, to the Knowledge of the Seller, any basis therefore. The Seller has, and has had at all relevant times, all Approvals that are or were necessary in order to enable the Seller to own and operate the Acquired Assets and to conduct the Business, including all necessary Approvals from the U.S. Food and Drug Administration (the “FDA”) or any foreign regulatory agency with a similar regulatory purpose. None of the Business Licenses will be adversely affected by the consummation of the transactions contemplated hereby. The Seller is in compliance in all material respects with the terms and conditions of each Business License held by it and the Seller has not received notice of any Action, and no such Action is pending, relating to the cancellation, suspension, revocation, modification or non-renewal of any Business License.

3.7 Title to and Condition of Properties; Sufficiency of Assets.

(a) The Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, valid and marketable title to, all of the Acquired Assets purported to be owned by the Seller and the legal and valid right to use all other Acquired Assets used or held for use by the Seller including all Acquired Assets held under Personal Property Leases, the Office Lease or License Agreements, in any case, free and clear of all Liens, other than Permitted Liens. The Seller has the power and the right to sell, assign and transfer good, valid and marketable title to all of the Acquired Assets purported to be owned by the Seller and the valid, enforceable and sufficient right to use all of the other Acquired Assets, free and clear of all Liens other than Permitted Liens.

(b) All tangible assets and personal property included in the Acquired Assets have been maintained in accordance with normal industry practice and are in good operating condition and repair, subject to ordinary wear and tear, and there has not been any interruption of the operations of the Business due to the condition of any such assets or properties.

(c) The Acquired Assets, including all assets and properties held under the Personal Property Leases, the Office Lease and License Agreements, comprise all assets, properties, rights and Contracts used in connection with the operation of the Business except for the Excluded Assets set forth in Section 1.2 hereto (which are not being acquired by the Buyer), which Acquired Assets are all of the assets, properties, rights and Contracts necessary for Buyer to operate the Business following the Closing in the manner in which the Business is currently conducted. All operations of the Business are conducted by the Seller.

3.8 Real Property.

(a) The Seller does not own, nor has it ever owned, any real property. Section 3.8 of the Written Schedule of Exceptions sets forth a complete and accurate list of all real property that is leased by the Seller and used in connection with the operation of the Business, including all real property subject to the Office Lease (the “Leased Real Property”). The Office Lease is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, of the other parties thereto in accordance with its terms, and neither the Seller nor, to the Knowledge of the Seller, the other parties thereto is in breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach, default or alleged breach or default by the Seller or, to the Knowledge of the Seller, the other parties thereto of any of the foregoing. Other than consent of the Landlord to the Office Lease, no consent of, or notice to, any third party is required under the Office Lease as a result of or in connection with, and the enforceability of the Office Lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Seller has obtained all consent necessary from the Landlord for the transfer of the Office Lease from the Seller to the Buyer and the Seller has paid all fees or costs associated therewith. The Seller has delivered to the Buyer a true and complete copy of the Office Lease, including all amendments thereto.

(b) The Seller holds the property leased to it under the Office Lease free and clear of all Liens, claims or rights of any third parties, other than Permitted Liens, and the possession of the Leased Real Property (the “Premises”) by the Seller has not been disturbed and no claim has been asserted against the Seller adverse to its rights in such Premises. All improvements, fixtures and structures on the Premises and the current uses of the Premises conform in all material respects to all applicable Laws, including building, zoning, health, safety and other Laws, and applicable zoning Laws permit the presently existing improvements and the conduct of the Business as being conducted on the Premises. All improvements, mechanical equipment, fixtures and operating systems included in the Premises are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the economic value or use of such property and improvements.

(c) The Seller has not granted any leases or licenses, or created any tenancies, affecting the Premises. Except as disclosed in Section 3.8(c) of the Written Schedule of Exceptions, there are no other parties in possession of any portion of the Premises as trespassers or otherwise.

(d) The Seller is not a party to or is otherwise bound by, nor is any of the Premises subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Premises, and has had no dealings with any broker or agent with respect to the Premises upon which any such broker or agent would be entitled to a commission or other compensation.

(e) To the Knowledge of the Seller, (i) there are no Laws or Orders now in existence or under active consideration by any Governmental Authority which could require the tenant of any Leased Real Property to make any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith and (ii) the Seller is not required to expend more than $10,000 in the aggregate under the Office Lease to restore the Leased Real Property at the end of the term of the Office Lease to the condition required under the Office Lease (assuming the conditions existing in such Leased Real Property as of the date hereof).

3.9 Personal Property Leases Section 3.9 of the Written Schedule of Exceptions sets forth a complete and accurate list of all personal property that is leased by the Seller (the “Leased Personal Property” and, the leases covering the Leased Personal Property, collectively, the “Personal Property Leases”). The Seller is the owner and holder of the leasehold interests purported to be granted by each Personal Property Lease, and all Personal Property Leases are in full force and effect in accordance with the terms thereof and are the legal, valid and binding obligations of the Seller and, to the Knowledge of the Seller, of each other party thereto enforceable in accordance with their respective terms, and neither the Seller nor, to the Knowledge of the Seller, the other party or parties thereto is or are in material breach or default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach, default or alleged breach or default by the Seller or, to the Knowledge of the Seller, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any third party is required under any Personal Property Lease as a result of or in connection with, and the enforceability of any such Personal Property Lease will not be affected by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Seller has delivered to the Buyer complete and accurate copies of all Personal Property Leases, including all amendments thereto.

3.10 Environmental Matters.

(a) Except as set forth in Section 3.10(a) of the Written Schedule of Exceptions, the Seller has complied and is in compliance in all material respects with all

Environmental Laws, which compliance includes the possession by the Seller of all Approvals required under applicable Laws and compliance with the terms and conditions thereof. Section 3.10(a) of the Written Schedule of Exceptions includes a list of all of the Approvals required under Environmental Laws necessary to own and operate the Acquired Assets or the Business as currently conducted. There are no past or present facts, circumstances, conditions, activities or incidents which could give rise to any Liability or result in a claim against the Seller or the Buyer under any Environmental Law. There have been no releases by the Seller or any of its Affiliates of any Materials of Environmental Concern into the environment at any real property or facility formerly or currently owned or operated by the Seller or any of its Affiliates that is or was ever used by the Seller or any of its Affiliates. The Seller has no Knowledge of any release by any other Person of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently operated by the Seller that is or was ever used by the Seller or any of its Affiliates. There is no Action pending or, to the Knowledge of the Seller, threatened or other notice of violation, formal administrative proceeding or written information request by any Governmental Authority, nor has the Seller received notice of any investigation by any Governmental Authority relating to any Environmental Law nor any other notice from a Governmental Authority or any Person alleging that the Seller is not in compliance with any Environmental Law or Approval required under any Environmental Law or has any Liability under any Environmental Law or for the remediation of any Materials of Environmental Concern at any property.

(b) There are no facts, circumstances or conditions existing at any facilities owned or operated by the Seller or any of its Affiliates, including the release of any Materials of Environmental Concern, that would reasonably be expected to give rise to any material Liability or result in a claim against the Seller or any of its Affiliates, under any Environmental Law.

(c) Set forth in Section 3.10(c) of the Written Schedule of Exceptions is a complete and accurate list of all environmental reports, investigations or audits (whether in hard copy or electronic form) relating to premises currently or previously leased, owned or operated by the Seller or any of its Affiliates (whether conducted by or on behalf of the Seller or any of its Affiliates or a third party, and whether done at the initiative of the Seller or an Affiliate or directed by a Governmental Authority or other third party) of which the Seller is aware. A complete and accurate copy of each such document has been provided to the Buyer.

3.11 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.11 of the Written Schedule of Exceptions contains the following financial statements (collectively, the “Financial Statements”):

(i) the unaudited balance sheet of the Seller as of August 30, 2012 (the “Interim Balance Sheet”) and the related statements of income, cash flow and stockholders’ equity for the eight-month period then ended (the “Interim Financial Statements”); and

(ii) the unaudited balance sheets of the Seller as of December 31, 2011 and December 31, 2010 and the related statements of income, cash flow and stockholders’ equity for the respective twelve-month periods then ended.

The Financial Statements were prepared in accordance with the books and records of the Seller, are complete and correct and fairly and accurately present in all material respects the financial condition of the Seller and the Business as of the dates indicated and the results of operations of the Seller and the Business for the respective periods indicated, and have been prepared in accordance with GAAP, consistently applied, except for the absence of complete footnote disclosure as required by GAAP and subject to changes resulting from normal, recurring period-end audit adjustments. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.

(b) Except as and to the extent the amounts are specifically accrued or disclosed in the Interim Balance Sheet, the Seller does not have any material Liabilities, whether or not required by GAAP to be reflected in the Interim Balance Sheet, except for Liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

3.12 Absence of Certain Events Since December 31, 2011, the Business has been conducted only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting the Acquired Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have a Business Material Adverse Effect (a “Business Material Adverse Change”). As amplification and not in limitation of the foregoing, since December 31, 2011, there has not been:

(a) any material decrease in the value of any of the Acquired Assets, other than ordinary depreciation consistent with past practices;

(b) any voluntary or involuntary sale, assignment, license or other disposition of any kind of any material asset or property of the Seller used in connection with the operation of the Business, except the sale of inventory in the ordinary course of business;

(c) any Lien imposed or created on any of the Acquired Assets;

(d) any damage, destruction or loss of any material asset or property of the Seller used in connection with or relating to the operation of the Business, by fire or other casualty, whether or not covered by insurance;

(e) any capital expenditure or commitment by the Seller in excess of $5,000 or series of capital expenditures or commitment in excess of $10,000 in the aggregate;

(f) any payment, discharge or satisfaction of any material Liability of the Seller or the Business other than payments made in the ordinary course of business of Liabilities reflected or reserved against in the Interim Balance Sheet or Liabilities incurred since that date in the ordinary course of business consistent with past practice;

(g) any assignment, termination, modification or amendment of any material Contract to which the Seller was or is a party or which is otherwise related to the Business, except for terminations, modifications or amendments made in the ordinary course of business consistent with past practice and which would not, either individually or in the aggregate, have a Business Material Adverse Effect;

(h) any notice to the Seller that any Assigned Contract or other material Contract to which the Seller was or is a party that relates to the Business or the operation thereof has been breached, repudiated or terminated or will be breached, repudiated or terminated;

(i) any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Business Employee, or any agreement to pay any bonus or extra compensation or other employee benefit to any Business Employee;

(j) any failure to pay or discharge when due (after the application of any applicable grace periods) any material Liabilities of the Seller arising from the operation of the Business, except for Liabilities contested in good faith by the Seller and for accounts payable of the Seller which are paid in accordance with the historical practices of the Seller, provided that, such Liabilities and accounts payable have been fully reflected and reserved for in the Interim Balance Sheet;

(k) any change in any of the accounting principles adopted by the Seller or any change in the Seller’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP;

(l) any material transaction or Contract entered into, or Liability created, assumed, guarantied or incurred, by the Seller outside the ordinary course of business;

(m) any amendment to the Organizational Documents of the Seller;

(n) any Tax election made by the Seller, or any change of any annual Tax accounting period, amendment of any Tax Return, settlement of any income Tax Liability, entry into any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(o) any acquisition of or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization;

(p) any termination of employment (or other form of engagement) of any Business Employee or any expression of intention by the Seller or by any such Business Employee to terminate employment (or other engagement);

(q) any cancellation or forfeiture of any material debts or claims of the Seller or any waiver of any material rights of material value to the Seller or the Business or settlement of any Action;

(r) any write-off of any accounts receivable or notes receivable of the Seller or any portion thereof in excess of $10,000 individually or $20,000 in the aggregate, or any sale, assignment or disposition of any such account or note receivable (including by means of any factoring agreement);

(s) any incurrence, assumption or creation of any Indebtedness or guarantee of any Indebtedness of any other Person, or making, incurrence, assumption, creation or guarantee of any loan, or making of any advance or capital contribution to or investment in any Person by the Seller;

(t) any engagement by the Seller in any transaction with any Affiliate, employee, officer, director or security holder thereof, other than the payment of normal wages and salaries to employees in the ordinary course of business and consistent with past practice and advances to employees in the ordinary course of business for travel and similar business expenses and consistent with past practice;

(u) any grant of any license or sublicense of any rights under or with respect to, or sale, transfer or permission to lapse, of any Seller Intellectual Property; or

(v) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Seller to take any of the actions specified in this Section 3.12.

3.13 Legal Proceedings.

(a) Section 3.13(a) of the Written Schedule of Exceptions sets forth all Actions pending or, to the Knowledge of the Seller, threatened against the Seller or any of its officers or directors (in their capacities as such) or otherwise relating to the Business, and the Seller has not received any claim, complaint, incident, report, threat or notice of any such Action. There is no Action pending or threatened against any other Person by the Seller.

(b) Section 3.13(b) of the Written Schedule of Exceptions sets forth all Actions that (i) involved the Seller at any time during the past three (3) years and (ii) are no longer pending (the “Prior Actions”). All of the Prior Actions have been concluded in their entirety and the Seller does not have any Liability with respect to the Prior Actions. The Seller has provided the Buyer with all formal written communications relating to the Prior Actions between the Seller and a Governmental Authority and any Orders related thereto.

(c) The Seller has no Knowledge as to any Liability relating to the Seller’s ownership or operation of the Acquired Assets or the Business.

(d) There are no outstanding Orders against, involving or affecting the Seller, the Business or the Acquired Assets, and the Seller is not in default with respect to any such Order of which it has Knowledge or was served upon it.

(e) There is no Action pending or, to the Knowledge of the Seller, threatened by or against the Seller that (a) relates to the Business, the Acquired Assets or the Assumed Liabilities, (b) would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (c) would otherwise prevent the Seller from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing the Seller’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

3.14 Compliance with Laws.

(a) The Seller has complied and is in compliance in all material respects with all Laws applicable to (i) the Seller, (ii) the Acquired Assets and (iii) the Seller’s ownership, use or operation thereof, and the operation of the Business. The Seller has not received any notice to the effect that, or otherwise been advised that, the Seller is not in compliance with any such Laws, and the Seller does not have any reason to anticipate that any existing circumstances are likely to result in an Action or a violation of any such Law. No investigation or review by any Governmental Authority with respect to the Seller or the Business is pending or, to the Knowledge of the Seller, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

(b) The Seller has complied and is in compliance in all material respects with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Regulations promulgated thereunder and all applicable state privacy Laws in connection with the operation of the Business. The Seller has not received from any Person, nor have been made aware of, any written complaints or concerns regarding the Seller’s or any Seller Product’s noncompliance with HIPAA, any regulations promulgated thereunder, or any applicable state privacy Laws. To the extent that the Seller has represented to a customer of the Business that Business’ products or services comply with any privacy or security Laws or standards, the Seller has undertaken all activities reasonably necessary to comply with such Laws or standards.

3.15 Employment Matters.

(a) Section 3.15(a) of the Written Schedule of Exceptions sets forth a complete and accurate list of all current Business Employees as of the date hereof and each such Business Employee’s (i) rate of pay or annual compensation (including actual or potential annual, incentive, retention, change-of-control or other bonus or similar payments and the terms of any commission payments or programs) as of the date hereof, (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance, (vi) amount of accrued vacation, sick and other paid time off and the economic value thereof, (vii) description of other fringe benefits and (viii) terms of severance benefits. Section 3.15(a) of the Written Schedule of Exceptions also identifies each Business Employee who is not fully available to perform his or her duties as a result of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Section 3.15(a) of the Written Schedule of Exceptions sets forth all employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts between the Seller or any of its Affiliates and any current or former Business Employee.

(b) Except as listed in Section 3.15(a) of the Written Schedule of Exceptions, neither the Seller nor any of its Affiliates are, and, as of the Closing Date, will be delinquent in payments to any Business Employee for any wages, salaries, commissions, bonuses, benefits or other compensation, including vacation time and sick leave, for any services performed by them to date or through the Closing Date or any amounts required to be reimbursed to any Business Employee or any post-employment or post-engagement obligations of any type. Upon termination of employment or engagement of any Business Employee, neither the Buyer nor any of its Affiliates will, by reason of anything done prior to the Closing, be liable to any Business Employee for so-called “severance pay” or any other similar payments, and to the Seller’s Knowledge, there are no circumstances whereby any current or former Business Employee may demand payment or compensation in connection with the termination of his or her employment. No current Business Employee has informed the Seller that such individual intends to terminate his or her employment or engagement with the Seller.

(c) Neither the Seller or any of its Affiliates nor, to the Knowledge of the Seller, any Business Employee is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Business Employee with the Seller or any of its Affiliates or any other Person or has been notified that such Business Employee may be in violation of any such Contract or other legal obligation. Each current Business Employee who is required to be licensed by applicable Law is so licensed, and complete and accurate copies of such Licenses have previously been delivered to the Buyer.

(d) During the preceding twelve (12) months, the Seller has had adequate levels of staffing to conduct the Business in a commercially reasonable manner.

(e) Neither the Seller nor any of its Affiliates is a party to any collective bargaining Contracts or other Contracts with any labor unions or other representatives of the Business Employees nor is it under any obligation to bargain with any bargaining agent on behalf of any Business Employees. To the Knowledge of the Seller, there have not been any organization campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business. There are no existing or threatened labor strikes, work stoppages or organized slowdowns affecting the Business.

(f) There are no unfair labor practice complaints or other Actions pending or, to the Knowledge of the Seller, threatened against the Seller before the National Labor Relations Board, any Court or any Governmental Authority concerning any Business Employee. There are no complaints or other Actions pending or, to the Knowledge of the Seller, threatened by or on behalf of any Business Employee alleging breach of any express or implied Contract.

(g) Section 3.15(g) of the Written Schedule of Exceptions sets forth all Employee Benefit Plans under which current or former Business Employees (or their beneficiaries) are eligible to participate or derive a benefit or for which the Acquired Assets may be subject to any Liability. The Seller has delivered to the Buyer correct and complete copies of all Employee Benefit Plans listed in Section 3.15(g) of the Written Schedule of Exceptions. Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS. Each Employee Benefit Plan has been operated in accordance with applicable Law in all material respects.

(h) The Seller and its Affiliates have complied in all material respects with all its obligations under the Law with respect to any aspect of the employment or engagement of all Business Employees, including with respect to employment practices, terms and conditions of employment, wage and hours, and the health and safety at work of their employees, and there are no claims pending or, to the Knowledge of the Seller, threatened by any person in respect of employment or engagement or any accident or injury. Neither the Seller nor any ERISA Affiliate has maintained a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an arrangement subject to Section 501(c)(9), 419 or 419A of the Code, or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, a self-insured plan providing medical benefits or a plan providing for medical or life insurance coverage beyond termination of employment (other than COBRA Coverage or under similar state Laws).

(i) Each current Business Employee who is located in the United States and is not a United States citizen has all Approvals necessary to work in the United States in accordance with applicable Law.

(j) There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of the Seller, threatened with respect to the Seller or the Business.

(k) There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, or any alleged violation of any privacy Laws, which has been asserted or, to the Knowledge of the Seller, is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller has employed or currently employs any person.

(l) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (or such transactions in combination with any prior or subsequent transactions or events) will (i) result in any current or former employee, director or consultant of the Business becoming entitled to any unemployment compensation, deferred compensation, bonus or severance pay, materially increase or otherwise enhance any benefits otherwise payable by Seller, (ii) result in the acceleration of time of payment or vesting. or an increase in the amount of any compensation due to any current or former employee, director or consultant of the Business, (iii) result in forgiveness, in whole or in part, of any outstanding loans made by Seller to any current or former employees, directors or consultants of the Business, or (iv) result in a payment that would be considered a “parachute payment” within the meaning of Section 280G of the Code.

(m) Seller has maintained. operated and administered each nonqualified deferred compensation plans (within the meaning of either Section 409A or Section 457A of the Code) (each, a “Nonqualified Deferred Compensation Plan”) in full compliance with the requirements of Sections 409A and 457A of the Code and the regulations and guidance promulgated thereunder. No payment made or to be made under a Nonqualified Deferred Compensation Plan is or will be subject to taxation pursuant to, or any Taxes, interest or penalties imposed by, Section 409A or 457A of the Code. All Nonqualified Deferred Compensation Plan documents are in full compliance with the requirements of Code Sections 409A and 457A and do not require any amendments or modifications to achieve such compliance.

3.16 Taxes. For purposes of the following representations, the term “Seller” shall be construed to refer also to each predecessor-in-interest of Seller and each other entity or person for whose liability for Taxes Seller has or may have liability or responsibility.

(a) All Taxes payable by the Seller have been timely paid, or, to the extent not required to have been paid, have been accrued in the Interim Balance Sheet; all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Seller with respect to any such Taxes have been timely filed, and all such Tax Returns are complete and correct in all material respects and have been filed in accordance with all applicable Law; all Taxes that the Seller is or was required by Law to have withheld have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority; no unpaid Tax deficiency has been asserted against or with respect to the Seller and the Seller has not received notice of any such assertion. The Seller has not executed or entered into any ruling or agreement with any Governmental Authority regarding Taxes or has agreed to make any adjustment to its income or deductions pursuant to a change in its method of accounting. Except as provided in Schedule 3.16(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return related to the Business or Assets. The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby. There are no Liens with respect to Taxes upon any of the Acquired Assets other than Permitted Liens.

(b) No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Schedule 3.16(b) contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of Seller or related to the Business or Assets that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested. All such deficiencies or other amounts proposed as a result of such audits have been paid, reserved against, or settled without further liability (or are being contested in good faith by appropriate proceedings as described in Schedule 3.16(b)). Except as provided in Schedule 3.16(b), there is no dispute or claim concerning any Taxes related to the Business or Assets either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge. Except as described in Schedule 3.16(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes with respect to the Business or Acquired Assets.

(c) Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(d) No power of attorney with respect to Taxes has been executed by Seller or filed with any Governmental Authority with respect to Seller.

(e) Seller has complied in all material respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and Seller has, within the time and in the manner prescribed by Tax law, paid over to the proper Governmental Authorities all amounts required.

(f) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending, which does or could affect the liability of Seller or Buyer for Taxes with respect to the Acquired Assets or Business for any period after the Closing Date.

(g) Seller has never claimed a credit for research and experimentation expenditures under Section 41 of the Code, any predecessor provision, or any corresponding or similar provision of state, local or foreign law.

(h) No provisions of any Assigned Contracts are properly treated for United States federal income tax purposes as an entity (including without limitation a partnership) or as indebtedness.

(i) No Asset is (i) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iii) subject to a lease under IRC Section 7701(h) or any predecessor provision.

3.17 Contracts.

(a) Section 3.17(a)(i) of the Written Schedule of Exceptions sets forth a complete and accurate list of all of the following Contracts to which the Seller is a party or is otherwise bound or by which any of the Acquired Assets are subject (and with respect to any oral Contract provides a complete description of the terms of such Contract) (the “Scheduled Contracts”):

(i) all notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other Contracts relating to Indebtedness and any Contract of suretyship or guaranty;

(ii) all employment, consulting and independent contractor Contracts, and all bonus, commission, compensation, pension, insurance, retirement, deferred compensation and other plans, Contracts and other arrangements for the benefit of any Business Employee;

(iii) all Contracts involving an annual payment to or by the Seller from or to any Person in excess of $25,000 individually or $50,000 in the aggregate with respect to all Contracts with such Person;

(iv) all Contracts for capital expenditures or the purchase or sale of any asset or property of the Seller in excess of $25,000 individually for any Person or $50,000 in the aggregate for all Contracts with such Person;

(v) all customer Contracts for the purchase of products or services from the Seller other than purchase orders received in the ordinary course of business in an amount not greater than $50,000;

(vi) all joint venture, partnership or other Contracts involving a share of profits or losses with another Person;

(vii) all Contracts with any Affiliate of the Seller;

(viii) all Contracts restricting competition, solicitation or the business activities of the Seller;

(ix) all Contracts pursuant to which the Seller has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, sales or other similar rights relating to any product, service, technology, asset or territory;

(x) all Government Contracts and Government Bids outstanding;

(xi) all sales, agency, representative, distributor, franchise or similar Contracts in excess of $25,000 individually or $50,000 in the aggregate with respect to all Contracts with such Person ;

(xii) all Contracts under which the Seller subcontracts services to a third party in excess of $25,000 individually or $50,000 in the aggregate with respect to all Contracts with such Person;

(xiii) any material Contract which is terminable upon or prohibits a sale of substantially all of the assets of Seller;

(xiv) all Contracts granting or permitting any Lien on any of the Acquired Assets;

(xv) all Contracts with any vendors, suppliers or contractors in excess of $25,000 individually or $50,000 in the aggregate with respect to all Contracts with such Person; and

(xvi) any other Contracts that are material to the Seller or the Business and have not been previously disclosed pursuant to this Section 3.17.

(b) The Seller has delivered to the Buyer complete and accurate copies of all Assigned Contracts and Scheduled Contracts, including all amendments thereto. The Seller is not in breach or default in any material respects under the terms of any Assigned Contract and, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by the Seller nor has the Seller received any notice of any breach or default or alleged breach or default under any Assigned Contract. To the Knowledge of the Seller, no other party to any Assigned Contract is in default under the terms thereof, and, to the Knowledge of the Seller, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has the Seller received any notice of any breach or default by any such party.

(c) The Assigned Contracts are in full force and effect and are valid and binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto. The Seller has not received any notice from any other party to an Assigned Contract of the termination or threatened termination thereof, nor of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of the Seller, is there any basis therefor.

(d) No consent of, or notice to, any third party is required under any Assigned Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Assigned Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby, other than as disclosed in Section 3.17(a)(i) of the Written Schedule of Exceptions.

(e) Except as set forth in Section 3.17(e) of the Written Schedule of Exceptions, (i) there are no non-United States citizens employed by the Seller or any of its Affiliates actively working on any Government Contract nor are there any employees or contractors working on Government Contracts outside of the United States, (ii) the final indirect rate submissions, including all support schedules, submitted to any Governmental Authority with respect to Government Contracts have been approved and (iii) to the extent required by Law, all Government Contracts have been awarded, and all Government Bids have been submitted, under a full and open procurement process without preferential treatment of any kind. To the Knowledge of the Seller, there exists no basis for a claim of any liability by any Governmental Authority as a result of defective cost and pricing data submitted to such Governmental Authority, including any such data relating to liabilities accrued on the Seller’s books or in its financial accounts for deferred compensation to any Business Employee. To the Knowledge of the Seller, no audit or review of any Government Contract will likely result in the disallowance of, or claim for, any amount paid or payable to the Seller under such Government Contract, whether as a result of excess payments, excess profit recapture or otherwise.

3.18 Transactions With Affiliates. Section 3.18 of the Written Schedule of Exceptions lists all Contracts or transactions to or by which the Seller, on the one hand, and any of its Affiliates, officers, directors or employees or, to the Knowledge of the Seller, any family member, relative or Affiliate of any such officer, director or employee, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2008, (ii) are currently pending or in effect or (iii)

involve continuing Liabilities that, individually or in the aggregate, have been or will be material to the Seller (each an “Affiliate Transaction”). Each Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than such Person. No officer, director or employee of the Seller, or, to the Knowledge of the Seller, any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use by the Seller in connection with the operation of the Business or (y) any Person that is a supplier, customer, vendor or competitor of the Seller, (ii) serves as an officer, director or employee of any Person that is a supplier, customer, vendor or competitor of the Seller or (iii) is a debtor or creditor of the Seller.

3.19 Insurance. The Seller, the Business and the Acquired Assets are, and will through the Closing Date be, insured with reputable insurers against risks normally insured against by similar businesses under similar circumstances. Section 3.19 of the Written Schedule of Exceptions lists, by type, carrier, policy number, limits, premium and expiration date, all insurance coverage carried by the Seller (with respect to the Business or the Acquired Assets), together with a history of all claims made by the Seller thereunder since October 28, 2004, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Section 3.19 of the Written Schedule of Exceptions also states whether each such policy is carried on a “claims made” or “occurrence” basis. All such insurance policies are owned by and payable solely to the Seller and all premiums with respect thereto are currently paid and will be paid through the Closing Date. The Seller has not failed to give any notice of any claim under any such policy in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy and has no Knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Seller is otherwise in compliance with the terms of such policies. The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance plan. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability. Since October 28, 2004, the Seller has not been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Written Schedule of Exceptions sets forth a complete and accurate list of all United States and foreign Patents, Trademarks (including unregistered Trademarks), Internet domain names and registered Copyrights comprising Seller Intellectual Property, indicating for each, the applicable jurisdiction, registration number (or application number), date issued (or date filed), and status (including the next action or payment and date due). All registered and applied for Trademarks, Patents and Copyrights included in the Seller Intellectual Property are currently pending, in compliance in all material respects with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees with respect to Trademarks, and the payment of filing, examination, maintenance and other fees and the filing of responses, declarations and affidavits with respect to Patents), to the Seller’s Knowledge are valid and enforceable, and are subject to those fees, responses or actions falling due within sixty (60) days after the Closing Date as shown in Section 3.20 of the Written Schedule of Exceptions. No such Trademark has been or is now involved in any cancellation proceeding and, to the Knowledge of the Seller, no such Action is threatened with respect to any of such Trademarks. All Trademarks included in the Seller Intellectual Property have been in continuous use by the Seller since they were first used by the Seller. To the Knowledge of the Seller, there has been no prior use of such Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in their respective registration certificates or identified in their respective pending applications. No Patent included in the Seller Intellectual Property has been or is now involved in any litigation, infringement, interference, reissue, re-examination, opposition, invalidity or nullity proceeding. No Copyright registration or copyrightable work included in the Seller Intellectual Property has been or is now involved in any litigation. To the Knowledge of the Seller, there are no Trademarks of any third party potentially conflicting with the Trademarks included in the Seller Intellectual Property or Patents of any third parties potentially interfering with the Patents included in the Seller Intellectual Property.

(b) Section 3.20(b) of the Written Schedule of Exceptions sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Seller Intellectual Property (“Licensed Intellectual Property”), whether the Seller is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which the Seller is a party or otherwise bound (excluding employee and consulting agreements and assignments filed with the United States Patent and Trademark Office) (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Seller, and to the Seller’s Knowledge, of each other party thereto enforceable in accordance with their respective terms, and neither the Seller nor, to the Knowledge of the Seller, the other party or parties thereto is or are in breach or default thereunder in any material respect, and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default or alleged breach or default by the Seller or, to the Knowledge of the Seller, the other party or parties thereto of any of the foregoing. No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby. The Seller has not received any notice of termination or cancellation under any material License Agreements.

(c) The Seller Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted, including all Intellectual Property necessary to use, manufacture, market and distribute the Seller Products, in each case to the extent the Seller uses, manufactures, markets or distributes the Seller Products.

(d) No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Seller Intellectual Property other than as set forth in the License Agreements. All inventions, discoveries, Trade Secrets and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by Business Employees are the exclusive property of the Seller and were either created, prepared, developed or conceived by (i) Business Employees within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to the Seller pursuant to enforceable written agreements.

(e) The Seller owns exclusively all Seller Intellectual Property purported to be owned by the Seller, and has a valid, enforceable, freely transferable and sufficient right to use for the purposes the Seller has previously used, all Seller Intellectual Property licensed by the Seller, free and clear of all Liens, other than Permitted Liens.

(f) The operation of the Business as currently conducted, the sale or use of the Seller Products or services of the Seller, and the use of the Seller Intellectual Property in connection therewith has not and does not or will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices. The Seller has not received notice of any allegation that the use of any Seller Intellectual Property or the conduct of the Business as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor is the Seller aware of any basis for such a claim. To the Knowledge of the Seller, no Person is misappropriating, infringing, violating or making unlawful use of any Seller Intellectual Property. There is no Action pending or, to the Knowledge of the Seller, threatened alleging that the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person, nor is the Seller aware of any basis for such a claim. The Seller has not threatened to bring and the Seller has not brought any Action regarding the ownership, use, validity or enforceability of any Seller Intellectual Property.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Seller’s ownership or other rights in and to any of the Seller Intellectual Property or under any of the License Agreements, require the Seller to grant to any third party any right to any Seller Intellectual Property or obligate the Seller to pay any royalties or other amounts to any third party in excess of any obligations to pay amounts to such third parties pursuant to Contracts existing prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Seller Intellectual Property.

(h) Section 3.20(h) of the Written Schedule of Exceptions lists all Software (including Software being developed) which is owned, licensed or otherwise used (or intended to be used) by the Seller or provided (or intended to be provided) by the Seller to the Seller’s customers and indicates whether the Software is subject to an escrow agreement or a license agreement (and, if so, indicates where the Software is held in escrow and identifies such license agreement), any software programs or platforms that the Software is based upon, built upon or otherwise needed to use the Software, the developer of the Software, any developers that modified the Software and how the Software is used (i.e., whether it is used only by the Seller, only by the Seller’s customers or both). The Seller has not sold or licensed any such Software to a third party. All Software owned by the Seller, and to the Knowledge of the Seller, all Software

licensed from third parties by the Seller, is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Seller, the applications can be compiled from their associated source code without undue burden. The Seller has delivered to the Buyer all required documentation relating to the compilation and linking, use, maintenance and operation of the Software described herein.

(i) All of the copyrightable materials incorporated in, underlying or used with the Seller Products have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable material was jointly developed with any third party.

(j) The Seller has taken all reasonable steps in accordance with normal industry practice to protect the Seller Intellectual Property, including all rights in confidential information and Trade Secrets included in the Seller Intellectual Property. Except pursuant to enforceable confidentiality obligations in favor of the Seller, there has been no disclosure of any the confidential information or Trade Secrets included in the Seller Intellectual Property. To the Knowledge of the Seller, no current or former employee, consultant, contractor or potential partner or investor of the Seller is in unauthorized possession of any of the confidential information, Trade Secrets or Software included in the Seller Intellectual Property.

(k) Section 3.20(k) of the Written Schedule of Exceptions describes all databases and organized or structured collections of data used by the Seller (the “Databases”). Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. No Person (other than the Seller) has any right, title or interest in or to any of the information contained in any of the Databases and the Seller has not sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information. The Seller has complied and is in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. The Seller has the right to sell and assign all of its rights in and to the Databases and all information contained therein, and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

3.21 Accounts Receivable; Accounts Payable

(a) All accounts receivable included in the Acquired Assets (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, and (iii) are owned exclusively by the Seller free and clear of all Liens. No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services, other than those discounts and allowances provided in the ordinary course of business. There is no obligor of any such account receivable that has refused or threatened to refuse to pay its obligations for any reason and, to the Knowledge of the Seller, no such obligor has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding. Attached hereto as Section 3.21(a) of the Written Schedule of Exceptions is a complete and accurate accounts receivable aging report as of the date hereof.

(b) All accounts payable and accrued expenses of the Seller have arisen only from bona fide transaction in the ordinary course of business consistent with past practice. Section 3.21(b) of the Written Schedule of Exceptions is a complete and accurate accounts payable aging report as of the date hereof, which report include the name, address, account number and other information and contact information for each creditor listed therein.

3.22 Absence of Restrictions on Business Activities Except as described in Section 3.22 of the Written Schedule of Exceptions, there is no Contract or Order binding upon the Seller, or any of the Acquired Assets which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Seller, any acquisition of property (tangible or intangible) by the Seller, the conduct of the Business or otherwise limiting the freedom of the Seller to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Seller has not entered into any agreement under which it is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market in connection with the Business.

3.23 Payments: Foreign Corrupt Practices Act: U.S. Export and Sanctions Laws.

(a) Neither the Seller, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Seller has, directly or indirectly (i) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Law, (ii) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (iii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (iv) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Law of similar effect, (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (vi) established or maintained any fund that has not been recorded in the books and records of the Seller.

(b) The Seller has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended.

3.24 Books and Records The books and records of the Seller delivered or made available to the Buyer are complete and accurate in all material respects and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Business in all material respects and have been maintained in accordance with prudent business practices. The minute books of the Seller contain materially accurate and complete records of all meetings held by, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Seller, and no meeting of any stockholders, board of directors or committee has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

3.25 Inventory All raw materials, supplies, manufactured and processed parts, work-in-progress, packaging and finished goods and other items of the Business (“Inventory”) are and as of the Closing will be of a quality that is suitable, usable or (in the case of finished goods and products) saleable in the ordinary course of its business. The Seller is not presently, and at the time of the Closing will not be, in possession of any Inventory that is not owned by the Seller. The quantity of the Inventory on hand or in transit is, and at the Closing will be, at levels substantially customary for the Business.

3.26 Internal Controls The Seller maintains a system of internal control over financial reporting, its system of internal control being designed to be essentially equivalent to the system it maintained during its most recent two annual periods as an audited corporation, and sufficient to provide reasonable assurance (a) that the Seller maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) that transactions, receipts and expenditures are executed only in accordance with authorizations of management and the Seller’s Board of Directors and (d) regarding prevention or timely detection of the unauthorized access, acquisition, use or disposition of the Seller’s assets. The Seller has disclosed to the Buyer any and all material fraud committed by management or other Business Employees who have a significant role in the Seller’s internal control over financial reporting.

3.27 Solvency.

(a) The Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

(b) The Purchase Price and other terms and provisions of this Agreement and of the Related Agreements were negotiated at arm’s length and are fair, reasonable and consistent with existing market conditions. The Seller has undertaken discussions with other potential purchasers of the Acquired Assets and, based on those discussions and the Seller’s own Knowledge of market conditions, believes that the terms provided for in this Agreement and the Related Agreements, including price, represent in their totality the most favorable terms available to the Seller. The transactions contemplated by this Agreement and the Related Agreements are not being entered into by the Seller with the intention of hindering, delaying or defrauding any of the Seller’s current or future creditors.

3.28 Relationships with Customers and Suppliers Section 3.28 of the Written Schedule of Exceptions includes a list of the Seller’s top ten (10) customers (collectively, the “Customers”) by net revenue for the each of the years ended December 31, 2010 and December 31, 2011 and for the eight-month period ended August 30, 2012. There are not, and have not been during the two (2) year period preceding the date hereof, any material disputes with any Customer. During the past two (2) years, no Customer has cancelled or otherwise terminated any Contract with the Seller prior to the expiration of such Contract’s term, or has threatened to cancel or otherwise terminate its relationship with the Seller or to substantially reduce its sales to or purchases from the Seller of any products, equipment, goods or services. The Seller has not (i) breached in any material respect any agreement with or (ii) engaged in any fraudulent conduct with respect to any customer of the Seller. The Seller does not have any single source suppliers. There are not, and have not been during the two (2) year period preceding the date hereof, any material disputes with any material supplier of the Seller. During the past two (2) years, no material supplier has cancelled, terminated, or otherwise altered its relationship with the Seller nor has any current material supplier of the Seller notified the Seller of any intention to do so or otherwise threatened to cancel, terminate or materially alter its relationship with the Seller.

3.29 Seller Products. Section 3.29 of the Written Schedule of Exceptions sets forth all warranties, express or implied, written or oral, with respect to the Seller Products. As of the date hereof there are no pending, or to the Knowledge of the Seller, threatened Actions with respect to any such warranties, nor, to the Knowledge of the Seller, is there any fact or circumstance which could be a basis for such an Action; there are no statements, citations or decisions by any Governmental Authority declaring any Seller Product defective or unsafe, nor, to the Knowledge of the Seller, is there any fact or circumstance which could be a basis for such a statement, citation or decision; no Seller Product fails to meet any standards in any material respect promulgated by any applicable Governmental Authority; there have been no recalls ordered by any Governmental Authority with respect to any Seller Product, nor, to the Knowledge of the Seller, is there any fact or circumstance which could be a basis for such a recall; and there are no pending or, to the Seller’s Knowledge, threatened product liability Actions against or involving the Seller or any Seller Product, nor, to the Seller’s Knowledge, is there any fact or circumstance which could be a basis for such Action, nor have any such Actions been settled or adjudicated by Seller. To the Knowledge of the Seller, there is no design defect with respect to any Seller Product. The Seller is not aware of any allegation that a defect in any Seller Product has been the cause of an injury to a consumer. The Seller Products contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, Orders or requirements of any Governmental Authority and current industry practice with respect to their contents and use. Section 3.29 of the Written Schedule of Exceptions sets forth a list of all guaranty, warranty, right of return or indemnity claims made with respect to any of the Seller Products during the last three (3) years together with the costs or expenses incurred by the Seller in satisfying any such claims.

3.30 No Brokers Except as set forth in Section 3.30 of the Written Schedule of Exceptions, neither the Seller, nor any of its Representatives, has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to, any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.31 FDA Compliance; Compliance with Healthcare Laws.

(a) The operations of the Business and, to the Knowledge of the Seller, any third party acting on the Business’ behalf, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, are in compliance in all material respects with all applicable laws and regulations of the United States and any state, local, or foreign government or agency with regulatory jurisdiction over the Business. There are no pending or, to the Knowledge of the Seller, threatened Actions by the FDA or any other similar foreign or domestic regulatory agency against the Seller. The Seller has not received notice of any pending or threatened claim related to a violation of any Law within the FDA’s regulatory jurisdiction (or any similar foreign or state law, rule regulation or policy) or has any Knowledge or reason to believe that any foreign or state regulatory agency is considering such action.

(b) Except as set forth on Section 3.31(b) of the Written Schedule of Exceptions, since October 28, 2004, the Seller has not received any FDA Form 483 notice of adverse findings, warning letters, or other correspondence or notice from the FDA, or other similar regulatory agency alleging or asserting the Seller’s noncompliance with any applicable Laws enforced by the FDA or such similar foreign regulatory agency, and the Seller does not have any Knowledge or reason to believe that the FDA or any similar regulatory agency is considering such action.

(c) The manufacture of Seller Products by or on behalf of, the Seller is being conducted in compliance in all material respects with all Laws including FDA’s Quality Systems Regulation. In addition, the Seller, and to the Knowledge of the Seller, any third-party manufacturer of products on the Seller’s behalf, are in compliance in all material respects with all applicable FDA requirements, including registration, listing and premarket notification requirements set forth in 21 U.S.C. § 360, the investigational device exemption set forth in 21 U.S.C. § 360j(g) and all other similar laws applicable in any foreign jurisdiction.

(d) The Seller is not subject to any determination by a Governmental Authority excluding, suspending, debarring or otherwise restricting, or proposing to so restrict the Seller, or any director, officer, employee, contractor, or agent of the Seller from participation in any government health care program, whether pursuant to 42 U.S.C. § 1320a-7(a) or other applicable law.

(e) The Seller is not the subject of any pending or, to the Knowledge of the Seller , threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar investigation by a foreign regulatory agency. The Seller has not committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to act adversely against the Seller under the foregoing Final Policy, and has not committed any act, made any statement or failed to make any statement that would provide a basis for a foreign regulatory agency to act adversely against the Seller under a similar policy. The Seller has not employed in any capacity any individual who has been debarred or excluded pursuant to the FD&C Act or 42 U.S.C. § 1320a-7(a), nor has the Seller used, employed, hired or contracted with any clinical investigator who has been disqualified under 21 C.F.R. § 812.119 or who has engaged in any conduct that would reasonably be expected to result in disqualification as a clinical investigator under 21 C.F.R. § 812.119. The Seller has not used in connection with clinical investigation conducted by or on behalf of the Seller an institutional review board or institution that has been disqualified under 21 C.F.R. § 56.121 or that has engaged in conduct that would reasonably be expected to result in disqualification under 21 C.F.R. § 56.121.

(f) Any clinical trials or human and animal studies described in Section 3.31(e) of the Written Schedule of Exceptions were and, if still pending, are being conducted (to the Seller’s Knowledge with respect to such studies conducted by third parties) in all material respects in accordance with standard medical and scientific research procedures and all applicable rules, regulations and policies of the FDA, including current Good Clinical Practices and Good Laboratory Practices, and all applicable state and foreign regulatory requirements and standards.

(g) Section 3.31(g) of the Written Schedule of Exceptions lists all claims, statements, and other matters (including all correspondence or communications with Governmental Authorities, intermediaries or carriers) concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (i) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any activity, practice or policy of the Seller; or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program or any irregularity with respect to any claim for payment or reimbursement made by the Seller or any payment or reimbursement paid to the Seller. Except as set forth in Section 3.31(f) of the Written Schedule of Exceptions, there are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Government Authority, intermediary or carrier with respect to any of the activities, practices, policies or claims of the Seller, or any payments or reimbursements claimed by the Seller. The Seller is not currently subject to any outstanding audit by any such Government Authority, intermediary or carrier, and there are no grounds to anticipate any such audit in the foreseeable future.

(h) The Seller has not submitted any claim to any Payment Program in connection with any referrals that violated any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(i) The Seller has complied in all material respects with all disclosure requirements of all applicable self-referral Laws, including the Stark Law and any applicable state self-referral Law.

(j) The Seller has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

(k) The Seller has not submitted any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

(l) Neither the Seller nor any of its officers, directors or employees, acting in their capacities as such, is or has been involved in any activities which are, or are alleged in writing by an qui tam relator or regulatory agency to be, prohibited under the federal Medicare and Medicaid statutes, which are specifically defined as 42 U.S.C. §§ 1320a-7, 1320(a)-7a, 1320a-7b. 1395nn, 18 U.S.C. § 1347, § 287, § 1001 and § 1035, or the federal CHAMPUS/TRICARE statute, or the regulations promulgated pursuant to such federal statutes.

(m) The Seller has not received any claims or notification of any violation or non-compliance under any laws or regulations implementing California’s Proposition 65 or any other federal, state or local laws or regulations applicable to the Seller’s Business or its Products.

(n) The Seller has not received any claims or notification of any violation or non-compliance under any laws or regulations enforced by the Federal Trade Commission (“FTC”) or other federal, state, local or foreign governmental agency; or of any rule, guideline, or standard monitored or enforced by the National Advertising Division of the Better Business Bureau or the National Advertising Review Council.

(o) Neither this Agreement (including exhibits and schedules hereto) nor any certificate delivered or to be delivered to Buyer by or on behalf of the Seller pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.32 Investment Representations.

(a) Seller represents, warrants and covenants to Buyer and Parent that Seller is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller is (i) an “accredited investor(s)” as such term is defined in Rule 501(a) under the Securities Act, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares.

(b) Seller acknowledges and is aware that: (i) there are substantial restrictions on the transferability of the Shares, (ii) the Shares will not be, and Seller does not have the right to require that the Shares be, registered under the Securities Act; (iii) the certificates representing the Shares shall bear a legend similar to the legend set out below and (iv) such legend shall not be removed from any such certificates unless either (A) such Shares are sold under an effective registration statement under the Securities Act, or (B) Seller delivers to Buyer a written opinion of counsel, in form and substance satisfactory to Buyer, that no such registration is required and that the transfer will not otherwise violate the Securities Act, the Exchange Act or applicable state securities laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION AFFORDED BY THE SECURITIES ACT AND/OR RULES PROMULGATED BY THE COMMISSION PURSUANT THERETO. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE ALSO NOT BEEN REGISTERED OR QUALIFIED (AS THE CASE MAY BE) UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES (THE “BLUE SKY LAWS”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION (AS THE CASE MAY BE) AFFORDED UNDER SUCH SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR THE HOLDER’S OWN ACCOUNT FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR RESALE OR DISTRIBUTION.

(c) During the course of the transaction contemplated by this Agreement, and before acquiring the Shares, Seller has had the opportunity (i) to be provided with financial and other written information about Parent included in all documents Parent has publicly filed with the U.S. Securities and Exchange Commission, and (ii) to ask questions and receive answers concerning the business of Parent and its finances. Seller has received satisfactory information and answers.

(d) Seller represents that by reason of its business or financial experience or the business or financial experience of Seller’s professional advisors who are unaffiliated with and who are not compensated by Parent, Buyer or any Affiliate or selling agent of Parent or Buyer, directly or indirectly, Seller has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

(e) Seller understands that the foregoing representations and warranties are to be relied upon by Parent as a basis for exemption of the sale of the Shares under the Securities Act and under the securities laws of all applicable states and for other purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

The Buyer and the Parent hereby represent and warrant to the Seller as follows.

4.1 Organization and Good Standing Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization; Binding Obligation The Buyer and the Parent each has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer and the Parent of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Buyer and the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all action on the part of the Buyer and the Parent, as applicable, and no other corporate proceedings on the part of the Buyer or the Parent are necessary to authorize this Agreement or any Related Agreement to which it is, or will become, a party or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by the Buyer and the Parent, and each Related Agreement to which the Buyer or the Parent is a party, when executed and delivered by the Buyer or the Parent as applicable will be duly and validly executed and delivered by the Buyer or the Parent and this Agreement constitutes, and each Related Agreement to which the Buyer or the Parent is a party when executed and delivered by the Buyer of the Parent will constitute, a legal, valid, and binding obligation of the Buyer or the Parent enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Consents and Approvals The execution and delivery by the Buyer and the Parent of this Agreement, the Related Agreements to which the Buyer or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Buyer or the Parent do not, and the performance of this Agreement, the Related Agreements to which the Buyer or the Parent is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Buyer or the Parent shall not, require the Buyer of the Parent to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority other than (i) such Approvals required solely as a result of the status (legal, regulatory or otherwise) of the Seller or any Affiliate of the Seller, and in each case, except for such Approvals which, if not obtained, would not reasonably be likely to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby, and (ii) filings made with respect to federal and state securities agencies with respect to the offering of securities under this Agreement.

4.4 No Violation The execution and delivery by the Buyer and the Parent of this Agreement, the Related Agreements to which the Buyer or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Buyer or the Parent do not, and the performance of this Agreement, the Related Agreements to which the Buyer or the Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by the Buyer or the Parent, will not, (a) conflict with or violate the Organizational Documents of the Buyer or the Parent, as applicable, (b) conflict with or violate any Law or Order applicable to the Buyer or the Parent or by which it or any of the Acquired Assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material Contract to which the Buyer or the Parent is a party, in any case, except where such conflict or breach would not reasonably be likely to have a material adverse effect on the Buyer’s or the Parent’s ability to consummate the transactions contemplated hereby.

4.5 Legal Proceedings There is no Action pending or, to the Knowledge of the Buyer or the Parent, threatened by or against or affecting the Buyer or the Parent that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement, or (b) otherwise prevent the Buyer or the Parent from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing their respective obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

4.6 Status of Shares. The issuance of the Shares has been duly authorized by all corporate action on the part of the Parent. The Shares, when issued in accordance with the terms of this Agreement will be validly issued, fully-paid and non-assessable.

4.7 Public Company Financial Reporting. As a public company, Parent has filed all financial reports required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2011 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports (i) were complete and accurate in all material respects and (ii) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

ARTICLE V

COVENANTS

5.1 Conduct of Business Pending Closing.

(a) The Seller covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Buyer shall otherwise consent in writing, the Seller shall:

(i) conduct the Business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

(ii) preserve intact the Acquired Assets in the ordinary course of business and in a manner consistent with past practice;

(iii) use commercially reasonable efforts to keep available the services of the current Business Employees;

(iv) use commercially reasonable efforts to maintain in effect the Assigned Contracts;

(v) maintain in effect the Business Licenses (if any) in accordance with the terms thereof and renew any Business License that would otherwise expire pursuant to the terms thereof between the date of this Agreement and the Closing; and

(vi) use commercially reasonable efforts to preserve the present relationships of the Seller with suppliers, customers, vendors, licensees and other Persons with which the Seller has business relations in connection with the Business.

(b) The Seller covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Buyer shall otherwise consent in writing, the Seller shall not:

(i) sell, transfer, lease, license, sublicense, dispose of, encumber or otherwise dispose of any Acquired Asset, other than the sale of Inventory in the ordinary course of business;

(ii) hire any employee, consultant or independent contractor in connection with the Business or terminate any Business Employee; change the compensation (including bonus or commission payments) payable or to become payable to any Business Employee, or grant any severance or termination pay to, or enter into or amend any Contract with, any Business Employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock or other equity option, restricted stock or other restricted security, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former Business Employee;

(iii) change any accounting policies, procedures or practices (including procedures or practices with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), or any financial reporting, unless required by GAAP;

(iv) create, incur or assume any Lien on any of the Acquired Assets;

(v) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Seller Intellectual Property, or amend or modify any existing agreements with respect to any Seller Intellectual Property;

(vi) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; make or authorize any capital expenditures which are, in the aggregate, in excess of $10,000; or acquire any asset or property, other than (i) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $10,000 or (ii) purchases of Inventory for resale (whether for cash or pursuant to an exchange) in the ordinary course of business and consistent with past practice;

(vii) prepay any Indebtedness or otherwise make any payments with respect to any Indebtedness prior to the time and to the extent such payment is required pursuant to the terms of such Indebtedness as in existence on the Effective Date;

(viii) enter into any Contract, other than Contracts involving payments of less than $5,000 which are entered into in the ordinary course of business; modify, amend or transfer or terminate any Assigned Contract or waive, release or assign any material rights or claims thereto or thereunder or enter into or extend any real property lease;

(ix) make, revoke or change any Tax election, change any method of Tax accounting, settle or compromise any domestic or foreign income Tax Liability, amend or file any amended Tax Return, agree to an extension of a statute of limitations or enter into any closing or other agreement or ruling relating to any Tax; settle any audit; or take any other action with regard to any dispute or discussion with a Governmental Authority relating to a material Tax Liability or potential Liability;

(x) pay, discharge, satisfy, settle or commence any Action or waive, assign or release any material rights or claims relating to any of the Acquired Assets or the Business;

(xi) fail to maintain in full force and effect all insurance and self-insurance, as the case may be, currently in effect with respect to the Acquired Assets or the Business;

(xii) amend or otherwise change any Organizational Document of the Seller or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(xiii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xiv) issue, sell or otherwise dispose of any of the capital stock or other equity interests of the Seller;

(xv) form any Subsidiary or make any acquisition or effect any disposition of any Person or any division, business or business unit of any Person or any equity security of or equity interest in any Person;

(xvi) revalue any of the Acquired Assets, including writing off notes or accounts receivable or revaluing Inventory, except as required by GAAP;

(xvii) take any action or fail to take any action that would result in any of the representations and warranties set forth in ARTICLE III becoming false or inaccurate, that would, individually or in the aggregate, have a Business Material Adverse Effect, or that would materially impair the ability of the Seller to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(xviii) authorize or commit to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

5.2 Cooperation; Approvals, Filings and Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in ARTICLE VI, as applicable to each of them.

(b) The Seller and Buyer shall as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by each of them in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, if any.

(c) The Seller shall use its best efforts to obtain as promptly as practicable all other consents from third parties that, in the reasonable discretion of Buyer, are necessary or desirable for the consummation of the transactions contemplated by this Agreement (“Third Party Consents”), including those Third Party Consents set forth on Schedule 5.2(c) attached hereto.

5.3 Access to Information; Updated Financial Information.

(a) Prior to the Closing Date and upon reasonable notice, the Seller shall afford to the Representatives of Buyer reasonable access during normal working hours to all of Seller’s properties, books, Contracts and records relating to the Acquired Assets or the Business (other than personnel information protected by applicable privacy Laws), and the Seller shall furnish promptly to Buyer all information concerning Seller’s properties, books, Contracts, records and personnel which relate to the Acquired Assets or the Business, as Buyer may reasonably request. The Seller shall make available to the Representatives of Buyer upon the reasonable request of Buyer and during normal working hours all officers, employees, accountants, counsel and other Representatives of the Seller or its Affiliates, in each case, as such party may reasonably request. The Seller shall use its reasonable commercial efforts to make available to the Representatives of Buyer, upon the reasonable request of Buyer, such customers or suppliers of the Business or other Persons with whom the Seller or its Affiliates maintains a similar business or commercial relationship with respect to the Acquired Assets or the Business. Neither the Seller, nor any of its Representatives, shall communicate with any customers, suppliers or employees of Buyer or its Affiliates or any other Person with whom Buyer or any of its Affiliates maintains a similar business or commercial relationship with respect to the transactions contemplated by this Agreement or with respect to the business or operations of Buyer or its Affiliates without the prior written consent of Buyer.

(b) Without limiting the generality of Section 5.3(a), prior to the Closing Date, the Seller shall deliver to Buyer within three (3) days after the last day of each calendar month, an unaudited balance sheet for the Seller as of the end of such month and the related statements of income and cash flow for the Seller for such monthly period, prepared by the Seller and certified by the Seller’s Chief Financial Officer (the “Pre-Closing Financial Statements”). The Pre-Closing Financial Statements shall be prepared in accordance with the books and records of the Seller consistent with past practices and fairly and accurately present the financial condition of the Seller as of the dates indicated and the results of operations of the Seller for the respective periods indicated, and shall be prepared in accordance with GAAP, except for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments.

5.4 Notice of Certain Events.

(a) During the period from the date hereof until the Closing or the earlier termination of this Agreement, the Seller shall promptly notify Buyer in writing of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement which the Seller becomes aware after the date of this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement which the Seller becomes aware after the date of this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (iii) any material breach of any covenant or obligation of the Seller. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.4 requires any change in the Written Schedule of Exceptions, the Seller shall promptly deliver to Buyer an update to the Written Schedule of Exceptions specifying such change; provided that, no such update shall be deemed to supplement or amend the Written Schedule of Exceptions for the purpose of determining the accuracy of any of the representations and warranties made by the Seller in this Agreement, including for purposes of ARTICLE VI or ARTICLE VII hereof.

(b) Without limiting the provisions of Section 5.4(a), prior to the Closing Date or the earlier termination of this Agreement, the Seller shall give prompt written notice to Buyer of (i) any notice or other communication from any Person alleging that the consent of such

Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with any Approval regarding the transactions contemplated by this Agreement, (iii) any Action commenced or threatened relating to or involving or otherwise affecting any Acquired Assets or the Business or the transactions contemplated by this Agreement, (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, would constitute a breach or default under any Assigned Contract, (v) any notice or other communication from any Person pursuant to any Assigned Contract and (vi) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of the Seller to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or that has or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(c) Prior to the Closing Date or the earlier termination of this Agreement, Buyer shall give prompt written notice to the Seller of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transaction contemplated by this Agreement, or (iii) any change, event or circumstance which would reasonably be expected to materially delay or impede the ability of Buyer to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

5.5 Public Announcements. Neither the Seller nor any of its Representatives, shall issue or permit to be issued any public announcement or statement or press release announcing the execution of this Agreement or the transactions contemplated hereby, or the Closing hereunder, otherwise make any public statements regarding the transactions contemplated hereby or otherwise publicly disclose any of the contents of this Agreement (“Public Announcement”), without the prior written consent of the Buyer, except as the Seller may determine in good faith that a Public Announcement is required by applicable Law, provided that (i) under no circumstances shall the Seller or any of its Representatives issue or permit to be issued any Public Announcement prior to 12:00 a.m. San Diego time on October 2, 2012, and (ii) in such instance the Seller shall provide the Buyer an opportunity to review and provide comments regarding any such proposed Public Announcement. The Parent may in its sole discretion issue any Public Announcement pertaining to this Agreement or any transaction contemplated hereby without the consent of the Seller; provided, however, that, subject to any public disclosure and other legal obligations of the Parent and regulatory obligations to which the Parent may be subject and without limiting the rights of the Parent pursuant to this Section 5.5, the Parent shall use commercially reasonable efforts to provide the Seller an opportunity to review and discuss with the Parent any press release proposed to be issued by the Parent announcing the consummation of the transactions contemplated hereby prior to issuing any such press release.

5.6 No Solicitation of Other Proposals.

(a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither the Seller, nor any of its Affiliates, Representatives or shareholders (collectively, the “Seller Representatives”), shall directly or indirectly, (i) enter into any Contract with respect to, solicit, facilitate, initiate, entertain, or take any action to solicit, facilitate, initiate, or entertain, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer and its Affiliates and their respective Representatives) relating to the acquisition of the Business, the Seller, or any acquisition or license of any material portion of the assets of the Business, the Seller, or any purchase of any equity securities or interests (or instruments convertible into equity securities or interests) of the Seller, or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby. The Seller shall immediately cease and cause to be terminated and shall cause all Seller Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of the Seller or any Seller Representative, whether or not such Person is purporting to act on behalf of the Seller, shall be deemed to be a breach of this Section 5.6 by the Seller.

(b) Neither the Board of Directors of the Seller, nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the transactions contemplated by this Agreement, (ii) approve, enter or permit or cause the Seller to enter, into any Contract, letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (iii) resolve or announce its intention to do any of the foregoing.

(c) In addition to the other obligations of the Seller set forth in this Section 5.6, the Seller shall promptly (but in no case later than 24-hours after receipt) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.7 Employment Matters.

(a) The Buyer may, but is under no obligation to, offer employment to those Business Employees listed on Schedule 5.7(a) attached hereto, on such terms and conditions as are determined by the Buyer in its sole discretion. Each such Business Employee who accepts such offer of employment, as well as each of the Designated Employees, shall be referred to herein as a “Transferred Employee” and collectively as the “Transferred Employees.” Effective as of the Closing Date, each Transferred Employee’s employment with the Seller, and any of its Affiliates (whether directly or through a third-party employment agency) shall terminate. The Seller consents to the hiring of the Transferred Employees by the Buyer or any of its Affiliates and waives in perpetuity any of its claims or rights under any non-competition, confidentiality, non-solicitation, employment, assignment of inventions or similar Contract to which any Transferred Employee is a party (other than such rights that are assigned to the Buyer pursuant to this Agreement). All Transferred Employees shall be employees at-will of the Buyer, subject to the Buyer’s employment policies, and nothing herein shall obligate the Buyer to employ any Transferred Employee for any specific time period. Nothing herein shall be construed to grant any employee any rights as a third party beneficiary.

(b) As promptly as practicable, but in no event later than such date as is required by Law, the Seller shall (i) pay or cause to be paid to each Transferred Employee all wages and other compensation earned through the Closing Date, (ii) reimburse each Transferred Employee for all reimbursable expenses incurred by him or her through the Closing Date, (iii) make or cause to be made all required contributions to any Employee Benefit Plans with respect to each Transferred Employee, (iv) pay Transferred Employee for all accrued vacation and sick pay, and (v) make or cause to be made all other payments as may be owed to any Transferred Employee; except for those employee-related Working Capital Liabilities which are to be assumed by the Buyer (the “Assumed Pre-existing Employee Obligations”), which are listed on Schedule 5.7(b).

(c) Neither the Buyer nor Parent shall have any Liability with respect to any current or former Business Employee of the Seller or any of its Affiliates, including any Transferred Employee, arising from such Business Employee’s employment or engagement with the Seller or any of its Affiliates or the termination of such Business Employee’s employment or engagement with the Seller . Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall retain Liability and remain responsible for any and all Liabilities in respect of the Business Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or engagement or the termination of employment or engagement of any such Business Employee by the Seller (including in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, or the operation and administration of, any Employee Benefit Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of the Seller, or any ERISA Affiliate and (iii) accrued but unpaid salaries, wages, bonuses, commissions, incentive compensation, vacation or sick pay (except as set forth above) or other compensation or payroll items (including deferred compensation) relating to such individual’s employment by or engagement with the Seller, or an Affiliate thereof. Further, the Seller shall remain responsible for the payment of any and all retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.

(d) The Seller shall be responsible for timely compliance with all federal, state and local Laws with respect to the effect to any of its employees of the transactions contemplated by this Agreement or by any Related Agreement including, without limitation, WARN. The Seller agrees that it will not take any action which causes the notice provisions of WARN or any state or local analog to WARN to be applicable to the transactions contemplated by this Agreement or by any Related Agreement. The Seller and its ERISA Affiliates shall, to the extent required by Law, provide COBRA Coverage to all “M&A qualified beneficiaries” associated with the transactions contemplated by this Agreement in accordance with Treasury Regulation § 54.4980B-9 and any Business Employees who have a “qualifying event” under Section 4980B of the Code prior to the Closing Date or in connection with the transactions contemplated by this Agreement.

(e) It is expressly agreed that the provisions of this Section 5.7 are not intended to be for the benefit of, or otherwise enforceable by, any third party, including any Business Employee.

5.8 Use of Names From and after the Closing, the Seller shall not use, or permit to be used, any names or other Trademarks included in the Acquired Assets or any derivations thereof. Without limiting the foregoing, promptly following the Closing, the Seller shall change its corporate name to eliminate therefrom any name acquired by the Buyer hereunder.

5.9 Accounts Receivable/Collections Following the Closing, the Seller shall permit the Buyer to collect, in the name of the Seller, all accounts receivable included in the Acquired Assets and to endorse with the name of the Seller for deposit in the Buyer’s account any checks or drafts received in payment thereof. The Seller shall promptly deliver to the Buyer any cash, checks or other property that the Seller may receive after the Closing in respect of any accounts receivable or other assets constituting part of the Acquired Assets.

5.10 Transition Matters The Seller shall take all action reasonably requested by the Buyer, at no additional cost to the Buyer, to effectively transition the Acquired Assets and the Assumed Liabilities from the Seller to the Buyer. Without limiting the generality of the foregoing, the Seller shall forward all telephone calls, correspondence, e-mails, inquiries and other information relating to the Business that the Seller receives to the Buyer in a timely manner. The Seller shall fully cooperate with the Buyer in developing and executing a detailed transition plan for the transition of the Business, the Acquired Assets and the Assumed Liabilities.

5.11 Mutual Cooperation From and after the Closing Date, the Seller, on the one hand, and the Buyer and the Parent, on the other hand, shall use their respective reasonable efforts to provide to the other party (the “Requesting Party”) such books, records and information and make available to the Requesting Party such personnel (such party providing such books, records or information or making available such personnel to the Requesting Party, the “Providing Party”), in each case as may be reasonably requested in writing by the Requesting Party, for the purpose of reasonably assisting the Requesting Party in responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action relating to or arising out of the conduct of the Business prior to or after the Closing Date, involving any Person; provided that subject to the provisions of ARTICLE VII hereof, the Requesting Party shall promptly reimburse the Providing Party for any reasonable out-of-pocket expenses incurred by the Providing Party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), but the Requesting Party shall not be required to reimburse the Providing Party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the Providing Party to its Affiliates or related Persons or their respective Representatives while such Persons are providing any such assistance.

5.12 Transfer Restrictions. Seller acknowledges and agrees that the Shares may only be disposed of in compliance with state and federal securities laws. Without in any way limiting the representations set forth in Section 3.32, Seller further agrees not to Transfer all or any portion of the Shares, unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or

(b) Seller shall have notified Parent of the proposed Transfer and shall have furnished Parent with a statement of the circumstances surrounding the proposed Transfer, and, at the expense of Seller or the transferee, with an opinion of counsel, reasonably satisfactory to Parent, that such Transfer will not require registration of such securities under the Securities Act and that such Transfer is in compliance with applicable state securities laws.

Notwithstanding the provisions of Sections 5.12(a) and 5.12(b), no such registration statement or opinion of counsel shall be required for any Transfer of any Shares in compliance with Rule 144 promulgated under the Securities Act.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Obligation of Each Party The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Governmental Approvals. All necessary Approvals from Governmental Authorities, if any, shall have been obtained or made and any applicable waiting periods shall have expired.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions, as contemplated herein illegal.

6.2 Additional Conditions to Obligations of the Buyer The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Buyer:

(a) Representations and Warranties. Each of the representations and warranties set forth in ARTICLE III that is qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. The Seller shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) No Business Material Adverse Change. From and including the date hereof, there shall not have been a Business Material Adverse Change.

(d) Officer’s Certificate. The Seller shall have delivered to the Buyer a certificate of its President or Chief Executive Officer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 6.2(a) through 6.2(c) have been satisfied.

(e) Good Standing Certificates. The Seller shall have delivered to the Buyer certificates of corporate good standing with respect to the Seller from the Secretary of the State of the state of incorporation or organization of the Seller and any jurisdiction where the Seller is qualified to do business in connection with the operation of the Business, and the Seller shall deliver to the Buyer a certificate of tax good standing with respect to the Seller from the Secretary of State of the state of incorporation or organization of the Seller and any jurisdiction where the Seller is qualified to do business in connection with the operation of the Business, which certificates shall be dated within five (5) days prior to the Closing Date.

(f) Evidence of Corporate Authority. The Seller shall have delivered to the Buyer a certificate of its Secretary, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying as to and attaching (if applicable): (i) complete and accurate copies of its Organizational Documents, (ii) the incumbency of its officers executing this Agreement and the Related Agreements to which it is a party on its behalf and (iii) complete and accurate copies of resolutions of its Board of Directors and stockholders or members authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and the acts of its officers in carrying out the terms and provisions hereof and thereof.

(g) Voting Agreement. The Seller shall have delivered to the Buyer one or more executed Voting Agreements in substantially the form of Exhibit G attached hereto, signed by stockholders holding at least Ninety percent (90%) of the outstanding shares of common stock of the Seller and Sixty-Six and Two Thirds percent (66 2/3%) of the outstanding preferred stock of the Seller.

(h) Consents and Approvals. All Third Party Consents and all other Approvals from any Persons, including the consent of holders of Indebtedness of the Seller or Governmental Authorities that, in the reasonable discretion of the Buyer, are necessary or desirable for the consummation of the transactions contemplated hereby on the terms, and conferring upon the Buyer all of the rights and benefits, as contemplated herein, shall have been received in form and substance satisfactory to the Buyer.

(i) Legal Opinion. The Seller shall have caused to be delivered to the Buyer a legal opinion rendered to the Buyer by counsel reasonably acceptable to the Buyer in substance and form reasonably acceptable to the Buyer.

(j) FIRPTA Certificate. The Seller shall have delivered to the Buyer a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b).

(k) Related Agreements. The Seller shall have executed and delivered to the Buyer each of the Related Agreements to which it is a party and the actions required to be taken under the Related Agreements by the Seller at or prior to the Closing shall have been taken.

(l) Non-Competition and Non-Disclosure Agreements. As of the Closing, each Post-Closing Non-Competition Agreement delivered by the Seller and its officers, and each Post-Closing Non-Disclosure Agreement delivered by its directors, on the Effective Date shall be in full force and effect and each such Person shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by such Person thereunder on or prior to the Closing Date.

(m) Employment Agreements. As of the Closing, each Post-Closing Employment Agreement delivered by the Designated Employees on the Effective Date shall be in full force and effect and each Designated Employee shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by such Designated Employee thereunder on or prior to the Closing Date.

(n) Indebtedness. As of the Closing, each of the loans or other Indebtedness of the Seller (with relation to the Acquired Assets) shall have been paid in full and discharged.

(o) Liens. All Liens on any of the Acquired Assets shall have been fully released and discharged pursuant to such documents in form and substance reasonably satisfactory to the Buyer, and the Seller shall have made all necessary filings and taken all other action necessary to effect such releases and discharges including filing all necessary UCC termination statements in all applicable jurisdictions.

(p) Product Liability Insurance. The Seller shall have obtained an endorsement to its product liability insurance policy in form and substance satisfactory to the Buyer providing for coverage under such policy for a period of two (2) years following the Closing Date with respect to any claims relating to any period prior to the Closing that are asserted following the Closing.

(q) Other Documents. The Seller shall have delivered to the Buyer such other instruments, certificates, documents or materials as may be reasonably requested by the Buyer in connection with the consummation of the transactions contemplated hereby.

6.3 Additional Conditions to Obligations of the Seller The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Seller:

(a) Representations and Warranties. Each of the representations and warranties set forth in ARTICLE IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Each of the Buyer and the Parent shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Related Agreements. Each of the Buyer and the Parent shall have executed and delivered to the Seller each of the Related Agreements to which it is a party and the actions required to be taken thereunder by the Buyer or the Parent at or prior to the Closing thereunder shall have been taken.

(d) Officer’s Certificate. Each of the Buyer and the Parent shall have delivered to the Seller a certificate of an officer, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(e) Evidence of Corporate Authority. Each of the Buyer and the Parent shall have delivered to the Seller a certificate of its Secretary, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) complete and accurate copies of its Organizational Documents, (ii) the incumbency of its officers executing this Agreement and the Related Agreements to which it is a party on its behalf and (iii) complete and accurate copies of resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and the acts of its officers in carrying out the terms and provisions hereof and thereof.

(f) Shares. The Parent shall have delivered the Shares to the Escrow Agent in accordance with Section 2.2(b) herein.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants Subject to the provisions of this ARTICLE VII, each of the representations and warranties contained in this Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered by or on behalf of the Buyer, the Parent, or the Seller pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the Excepted Representations shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof). For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

7.2 Indemnification.

(a) From and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer, each of its Subsidiaries and Affiliates, their respective successors and assigns, and the respective Representatives of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Buyer Indemnified Person which arise out of or result from or as a consequence of any of the following (“Legal Claims”):

(i) the breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any Related Agreement or certificate delivered by the Seller pursuant to this Agreement, provided that for purposes hereof, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”), “Business Material Adverse Effect” or any similar limitations or qualifications;

(ii) the breach of or non-compliance with any agreement or covenant of the Seller contained in this Agreement or in any Related Agreement;

(iii) any of the Excluded Liabilities, including the failure of the Seller or other Person to honor, pay, discharge or perform any Excluded Liability;

(iv) any bulk sales or similar statute applicable to the transaction contemplated by this Agreement or the failure of any Person to comply with the provisions thereof;

(v) any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to Buyer; or

(vi) any of the matters set forth on Schedule 7.2(a) attached hereto.

(b) From and after the Closing, Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless the Seller, each of its Subsidiaries and Affiliates, their respective successors and assigns, and the respective Representatives of each of the foregoing (the “Seller Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Seller Indemnified Person which arise out of or result from or as a consequence of any of the following:

(i) the breach or inaccuracy of any representation or warranty of the Buyer contained in Article IV;

(ii) the breach of or non-compliance with any agreement or covenant of the Buyer contained in this Agreement;

(iii) the operation of any business of the Buyer, including, without limitation, the operation of the Business or in anyway relating to the use or non-use of the Acquired Assets on or after the Closing Date for periods on or after the Closing Date; and

(iv) the Assumed Liabilities.

7.3 Limitations on Indemnification Subject to the provisions of Section 7.5:

(a) no indemnification shall be payable to a Buyer Indemnified Person or a Seller Indemnified Person as a result of any Losses arising under Section 7.2(a) or Section 7.2(b), as applicable, until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, including, without limitation, losses associated with any Legal Claims, exceeds $25,000, whereupon the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, shall be entitled to receive the full amount of all Losses (including the first $25,000 of such Losses) provided, however, that the foregoing limitations on indemnification shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of the Excepted Representations or of the representations and warranties set forth in Sections 3.7(c) and 3.20(c);

(b) the maximum aggregate liability of the Seller for all Losses arising under Section 7.2(a) shall be limited to the Claim Shares (which shall be subject to return or, at Cardium’s election, cancellation in satisfaction of such Losses); provided, however, that the foregoing maximum aggregate liability shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of the Excepted Representations;

(c) the maximum aggregate liability of the Buyer and Parent for all Losses arising under Section 7.2(b) shall be limited to the aggregate value of the Claim Shares upon deposit with the Escrow Agent.

(d) An Indemnified Person (as defined below) shall not be entitled to a duplicate recovery under this ARTICLE VII to the extent that the state of facts giving rise to indemnification hereunder constitutes a breach of more than one representation, warranty or covenant hereunder;

(e) in determining the amount of any Loss for which an Indemnified Person is entitled to indemnification pursuant to this ARTICLE VII, there shall be subtracted an amount equal to all insurance proceeds actually received by such Indemnified Person in connection with such Loss, provided that, no Indemnified Person shall have any obligation to pursue any insurance claim or recovery; and

(f) in no event shall any party to this Agreement be liable for indirect, punitive, exemplary, special or consequential damages including lost profits pursuant to this ARTICLE VII.

7.4 Indemnification Process.

(a) Any Buyer Indemnified Person or Seller Indemnified Person seeking indemnification under this ARTICLE VII (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not relieve the Indemnifying Person from Liability under this Agreement except, and only to the extent that, such failure to notify the Indemnifying Person results in the actual and material impairment or loss of rights and defenses that would have otherwise been available to the Indemnifying Person. Notwithstanding the foregoing, no claim shall be brought under this ARTICLE VII with respect to an event of indemnification described in Section 7.2(a) unless an Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b) Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i) The Indemnified Person may defend any Third Party Claim with counsel of its own choosing, at the Indemnifying Person’s cost, and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim. If the Indemnified Person elects not to defend such Third Party Claim, the Indemnified Person shall promptly provide notice to the Indemnifying Person. The Indemnifying Person shall have ten (10) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any assumption of the defense by the Indemnifying Person. If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense. If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within ten (10) days after the Indemnified Person has given written notice to the Indemnifying Person of the claim, or if the Indemnifying Person, after having given such notification to the Indemnified Person, fails within ten (10) days, or at any time thereafter, to defend to the reasonable satisfaction of the Indemnified Person, settle or pay such claim, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost. The Indemnifying Person and the Indemnified Person shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claims, keep each other apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required to ensure the proper and adequate defense of any and all Third Party Claims.

(ii) The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that, an Indemnifying Person shall not without the Indemnified Person’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such proceeding, claim or demand.

7.5 Fraud and Related Claims; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 7.1 or Section 7.3 apply with respect to, an allegation or allegations of fraud, willful breach or intentional misrepresentation, in connection with this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby. Subject to the foregoing, the parties acknowledge that, absent fraud, willful breach or intentional misrepresentation, the remedies provided in this ARTICLE VII shall be the exclusive remedies of the Buyer Indemnified Persons and Seller Indemnified Persons after the Closing in connection with any breach of this Agreement by the Seller or Buyer, as applicable, except remedies of specific performance, injunction and other equitable relief. The parties agree that any payment pursuant to an indemnification obligation under this ARTICLE VII shall be treated for Tax purposes as an adjustment to the Purchase Price. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this ARTICLE VII is determined to be taxable to a Buyer Indemnified Person, the Seller shall also indemnify the Buyer Indemnified Person for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Buyer Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

7.6 Insurance Claims If Losses with respect to any claim for indemnification under Section 7.2 may be covered by an insurance policy of the Seller, at the request of a Buyer Indemnified Person and without further consideration, the Seller shall use commercially reasonable efforts to seek and recover all payments under any such insurance policy to which the Seller may be entitled with respect to such Losses and pay over such amounts to the applicable Buyer Indemnified Person, subject to the provisions of Section 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By written consent of Buyer and the Seller;

(b) By either Buyer or the Seller if the Closing shall not have occurred on or before October 2, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation or satisfy any closing condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) By either Buyer or the Seller if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Closing;

(d) By Buyer, if Buyer is not in material breach of any its obligations under this Agreement, and if the Seller shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that the Seller is notified of such breach; or

(e) By the Seller, if the Seller is not in material breach of any of its obligations under this Agreement, and if Buyer shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that Buyer is notified of such breach.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this ARTICLE VIII and ARTICLE IX, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of any party hereto or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement.

8.3 Expenses Except as provided herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including legal, accounting and investment banking fees (collectively, “Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs.

8.4 Amendment and Waiver This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by duly authorized Representatives of the Parent, the Buyer, and the Seller. Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically waiving this Agreement signed by the party or parties to be bound thereby.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement This Agreement, together with its schedules and exhibits, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the consummation of the transactions contemplated hereby, at which time it shall terminate with respect to any Confidential Information (as defined in the Confidentiality Agreement) included in the Acquired Assets, it being understood that any Confidential Information that is not included in the Acquired Assets shall remain subject to the Confidentiality Agreement. Without limiting the generality of foregoing and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Related Agreements other than those set forth in this Agreement or in the Related Agreements and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in this Agreement or in the Related Agreements. The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

9.2 Assignment The Seller shall not assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the Buyer. The Buyer may assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder; provided that, no such assignment or transfer shall relieve the Buyer of its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

9.3 Counterparts This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. Counterparts may be executed and delivered by facsimile transmission, electronic mail in portable document format, or other means intended to preserve the original graphic content of a signature. Each counterpart so executed shall have the legal effect of an original signature.

9.4 Governing Law; Venue; Waiver of Jury Trial This Agreement shall be governed by the Laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of California. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of California. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of California and to the jurisdiction of the United States District Court for the Southern District of California, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any California state or federal court sitting in the Southern District of California. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.8 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.5 Specific Performance The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach, without the need to post a bond or other collateral.

9.6 Interpretation The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or ARTICLE reference is expressly indicated, the entire Agreement rather than any specific Section or ARTICLE. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “$” shall mean dollars of the United States of America. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

9.7 Severability If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8 Notices All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to the Buyer or the Parent:

Cardium Therapeutics, Inc.

12255 El Camino Real, Suite 250

San Diego, CA 92130

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Attn: James A. Mercer III

If to the Seller:

To Go Brands, Inc.

8505 Commerce Ave.

San Diego, CA 92121

with a copy to (which shall not constitute notice):

Kolesar & Leatham

400 S. Rampart, Suite 400

Las Vegas, NV 89145

Attn: Joseph J. Mugan, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent if properly addressed and all charges prepaid (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the fifth Business Day following the date on which the piece of mail containing such communication was posted if properly addressed and postage prepaid.

9.9 Representation by Counsel Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

9.10 Construction The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.11 Waivers No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

9.12 Third Party Beneficiaries Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties to hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an indemnified person in respect of the indemnification provided in accordance with ARTICLE VII of this Agreement. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

9.13 Bulk Sales Law Each party hereby waives compliance by each other with the so-called “bulk sales law” and other similar Law in any jurisdiction in respect of the transactions contemplated by this Agreement.

9.14 Waiver of Jury Trial EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

MEDPODIUM HEALTH PRODUCTS, INC.

By:	/s/ Tyler M. Dylan-Hyde
	Name:	Tyler M. Dylan-Hyde
	Title:	Chief Business Officer

PARENT:

CARDIUM THERAPEUTICS, INC.

By:	/s/ Tyler M. Dylan-Hyde
	Name:	Tyler M. Dylan-Hyde
	Title:	Chief Business Officer

SELLER:

TO GO BRANDS, INC.

By:	/s/ Derek Howe
	Name:	Derek Howe
	Title:	Chief Executive Officer

Schedule I

INDEX OF DEFINED TERMS

Defined Term	Section
Acquired Assets	Section 1.1
Acquisition Proposal	Section 5.6(a)
Action	Schedule I
Affiliate	Schedule I
Affiliate Transaction	Section 3.18
Agreement	Preamble
Allocation Schedule	Section 2.4
Anti-Kickback Statute	Section 3.31(j)
Approval	Schedule I
Assigned Contracts	Section 1.1(a)
Assignment of Trademark and Domains	Section 1.6(d)
Assumed Liabilities	Section 1.3
Assumed Pre-Existing Employee Obligations	Section 5.7(b)
Assumption Agreement	Section 1.6(b)
Bill of Sale and Assignment Agreement	Section 1.6(a)
Board of Directors	Schedule I
Business	Preamble
Business Day	Schedule I
Business Employee	Schedule I
Business Licenses	Section 3.6
Business Material Adverse Change	Section 3.12
Business Material Adverse Effect	Schedule I
Buyer	Preamble
Buyer Indemnified Persons	Section 7.2(a)
CERCLA	Schedule I
Claim Shares	Section 2.2
Closing	Section 1.5
Closing Date	Section 1.5
COBRA Coverage	Schedule I
Code	Schedule I
Confidentiality Agreement	Schedule I
Contract	Schedule I
Copyright	Schedule I (See Intellectual Property)
Copyright Assignment	Section 1.6(c)
Court	Schedule I
Current Working Capital	Section 2.3(a)
Customers	Section 3.28
Databases	Section 3.20(k)
Designated Employees	Preamble
Written Schedule of Exceptions	Article III
Effective Date	Preamble

Employee Benefit Plans	Schedule I
Environmental Law	Schedule I
ERISA	Schedule I
ERISA Affiliate	Schedule I
Escrow Agent	Schedule I
Escrow Agreement	Section 1.6(f)
Excepted Representations	Schedule I
Excluded Assets	Section 1.2
Excluded Contracts	Section 1.2(a)
Excluded Liabilities	Section 1.4
FDA	Section 3.6
Fifteen Day VWAP	Schedule I
Financial Statements	Section 3.11
GAAP	Schedule I
Governmental Authority	Schedule I
Government Bid	Schedule I
Government Contract	Schedule I
HIPAA	Section 3.14(b)
Indebtedness	Schedule I
Indemnified Person	Section 7.4(a)
Indemnifying Person	Section 7.4(a)
Intellectual Property	Schedule I
Interim Balance Sheet	Section 3.11(a)
Interim Financial Statements	Section 3.11(a)
Inventory	Section 3.25
IRS	Schedule I
Knowledge	Schedule I
Laws	Schedule I
Leased Personal Property	Section 3.9
Leased Real Property	Section 3.8(a)
Legal Claims	Section 7.2(a)
Liabilities	Schedule I
License Agreements	Section 3.20(b)
Licensed Intellectual Property	Section 3.20(b)
Lien	Schedule I
Losses	Schedule I
Loss Estimate	Section 7.4(a)
Materials of Environmental Concern	Schedule I
Members	Preamble
Non-Competition and Non-Disclosure Agreements	Section 6.2(m)
Nonqualified Deferred Compensation Claim	Section 3.15(m)
Notice of Claim	Section 7.4(a)
Office Lease	Schedule I
Order	Schedule I
Organizational Documents	Schedule I
Outside Date	Section 8.1(b)

Parent	Preamble
Parent Common Stock	Schedule I
Patent Assignment	Section 1.6(e)
Payment Program	Schedule I
Person	Schedule I
Personally Identifiable Information	Schedule I
Personal Property Leases	Section 3.9
Premises	Section 3.8(b)
Post-Closing Employment Agreement	Preamble
Pre-Closing Financial Statements	Section 5.3(b)
Post-Closing Non-Competition Agreements	Preamble
Post-Closing Non-Disclosure Agreements	Preamble
Pre-Closing Financial Statements	Section 5.3(b)
Prior Actions	Section 3.13(b)
Providing Party	Section 5.11
Public Announcement	Section 5.5
Purchase Price	Section 2.1
Regulation	Schedule I
Related Agreements	Schedule I
Representative	Schedule I
Requesting Party	Section 5.11
Retained Cash	Section 1.1(d)
Securities Act	Section 3.2
Scheduled Contracts	Section 3.17(a)
Seller	Preamble
Seller Bank Account	Schedule I
Seller Expenses	Section 1.1(d)
Seller Indemnified Persons	Section 7.2(b)
Seller Intellectual Property	Schedule I
Seller Products	Schedule I
Seller Representatives	Section 5.6(a)
Shares	Section 2.1(a)
Software	Schedule I
Stakeholders	Preamble
Stark Law	Section 3.13(h)
Subsidiary	Schedule I
Survival Date	Section 7.1
Taxes	Schedule I
Tax Liability	Schedule I
Tax Returns	Schedule I
Trade Secrets	Schedule I (See Intellectual Property)
Third Party Claim	Section 7.4(b)
Third Party Consents	Section 5.2(c)
Trading Day	Schedule I
Transaction	Preamble
Transaction Expenses	Section 8.3

Transfer Documents	Section 1.6
Transfer Tax Returns	Section 1.9
Transfer Taxes	Section 1.9
Transferred Employee	Section 5.7(a)
Transition Services Agreement	Schedule I
Updated Working Capital Statement	Section 2.3(b)
Voting Agreement	Section 1.6(g)
Working Capital	Schedule I
Working Capital Assets	Schedule I
Working Capital Liabilities	Schedule I
Written Schedule of Exceptions	Article III

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which the Seller (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals thereof, issued by, made available by or filed with any Government Authority.

“Board of Directors” means the governing board of a corporation duly elected by the stockholders of the corporation to carry out the specific responsibilities and oversight duties set forth in the Organizing Documents of the corporation and the laws of the state under which the corporation is incorporated and validly existing.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of California.

“Business Employee” means any individual who is or was employed or engaged by the Seller on or at any time prior to the Closing Date or any individual who is or was employed by an Affiliate of the Seller on or at any time prior to the Closing Date to the extent that such individual provided services with respect to the Business.

“Business Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, operations or results of operations of the Business or the Seller’s ability to perform its obligations as contemplated in this Agreement or any Related Agreement; provided, however, that no effect, to the extent arising out of or resulting from any of the following, shall constitute or be taken into account in determining whether or not there has been a Business Material Adverse Effect:

(a) general political, economic, financial or capital market conditions or other conditions generally affecting the industry in which the Business competes, but only to the extent the Business is not disproportionately affected;

(b) changes in applicable Laws or in GAAP;

(c) the public disclosure of this Agreement or the transactions contemplated thereby in accordance with the terms and conditions of this Agreement; or

(d) natural disasters or acts of war, sabotage or terrorism, or an escalation or worsening thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA Coverage” means the group health plan continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA and the applicable provisions of the American Recovery and Reinvestment Act of 2009.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of March 15, 2012, between the Seller and the Parent.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Employee Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, pension, retirement, cash balance, money purchase, savings, profit sharing, annuity, deferred compensation, bonus, incentive (including cash, stock option, stock bonus, stock appreciation, phantom stock, restricted stock and stock purchase), medical, dental, vision, hospitalization, long-term care, prescription drug and other health, employee assistance, cafeteria, flexible benefits, life insurance, short and long term disability, vacation pay, severance or other termination pay, other welfare and fringe benefit or remuneration of any kind, whether written or unwritten or otherwise funded or unfunded, including all employee benefit plans within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to, by the Seller or any ERISA Affiliate for the benefit of any employee, officer or director of the Seller or under which the Seller or any ERISA Affiliate has or may have any current or future liability or obligation.

“Environmental Law” means any Law or Order relating to the environment or occupational health and safety, including any Law or Order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection of groundwater, surface water or soil; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping; (v) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles used for Materials of Environmental Concern; or (vi) occupational health and safety. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with the Seller under Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Escrow Agent” means Computer Trust Company, N.A., or such other person or entity as may be mutually agreed upon by the Seller and the Buyer.

“Excepted Representations” means the representations and warranties set forth in Sections 3.3–3.5, 3.7(a), 3.10, 3.15, 3.16,
3.20(e), 3.27, 3.30, 4.2, 4.3 and 4.4.

“Fifteen Day VWAP” means, with respect to any date of determination, the arithmetic mean of the VWAP for the fifteen (15) consecutive Trading Days ending on such date.

“GAAP” means generally accepted accounting principles in the United States consistently applied and interpreted.

“Governmental Authority” means: (a) any nation, state, county, city, town, municipality, village, district, territory or other jurisdiction of any nature; (b) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (c) any Court or tribunal exercising or entitled to exercise judicial authority or power of any nature; (d) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority of any nature; and (e) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Government Bid” means any offer, proposal or quote made by the Seller (in connection with the Business) prior to the Closing Date which is outstanding and which, if accepted, would result in a Government Contract.

“Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchasing agreement, Federal Supply Schedule contract, pricing agreement, CRADA, letter agreement, grant or other similar Contract of any kind, between the Seller, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) of this definition, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (iv) under conditional sale or other title retention agreements, (v) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (vi) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property” means worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, processes, work flows, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), IP addresses, adwords, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” (and similar terms and phrases) means the actual knowledge of (i) any officer or director of Seller or (ii) any knowledge which would reasonably have been obtained by any such Person in the prudent exercise of his or her duties to the Seller.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, character or description, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, joint or several, due or to become due, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including reasonable attorneys’ fees, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff).

“Materials of Environmental Concern” means any substances, chemicals, compounds, solids, liquids, gases, materials, pollutants or contaminants, hazardous substances (including as such term is defined under CERCLA), solid wastes and hazardous wastes (including as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, asbestos or substances containing asbestos, polychlorinated biphenyls or any other material subject to regulation under any Environmental Law.

“Office Lease” means that certain “Standard Industrial/Commercial Single-Tenant Lease – Gross” regarding the premises at 8505 Commerce Avenue, San Diego CA, dated as of May 11, 2012, entered into between Seller and Pinchas Nissanoff, together with any and all amendments thereto.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of the Parent.

“Payment Program” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Permitted Liens” means (i) those Liens resulting from Taxes that have not yet become due and payable (ii) Liens listed in Schedule I(a) attached hereto that will be terminated prior to or at the Closing, (iii) obligations of the Seller for performance arising after the Closing under the Assigned Contracts to the extent that the Seller’s rights thereunder are actually (with consent where required) assigned to the Buyer, and (iv) covenants, conditions, restrictions, easements, encumbrances, and other similar matters of record affection title to, but not affecting the value of, or the current occupancy or use of, the Leased Real Property in any material respect.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Bill of Sales and Assignment Agreement, the Assumption Agreement, the Copyright Assignment, the Trademark Assignment, the Patent Assignment, the Escrow Agreement each Voting Agreement and each Post-Closing Non-Competition Agreement and Post-Closing Non-Disclosure Agreement to which the Seller, its officers or its directors is a party.

“Representative” means, with respect to any specified Person, the officers, directors, employees, accountants, counsel and other representatives or agents of such Person or such Person’s Affiliates.

“Seller Bank Account” means a United States bank account designated in a writing delivered by the Seller to the Buyer at least two (2) Business Days prior to the Closing.

“Seller Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Seller, including all such Intellectual Property used to develop, manufacture, market and distribute the Seller Products.

“Seller Products” means (A) the products that the Seller or the Business (i) is currently developing, (ii) currently manufactures, markets, sells or licenses or (iii) previously manufactured, marketed, sold or licensed and (B) the services that the Seller or Business currently offers or provides.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Liabilities” means any liabilities which arise from Taxes.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Trading Day” means a day that the New York Stock Exchange is open and available for making trades.

“Transfer” means any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process).

“VWAP” means, with respect to any Trading Day, the volume weighted average price (the aggregate sales price of all trades of Parent Common Stock during such Trading Day divided by the total number of shares of Parent Common Stock traded during such Trading Day), as reported by NYSE Amex.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended, and the Regulations promulgated thereunder.

“Working Capital” means an amount equal to the Working Capital Assets minus the Working Capital Liabilities, all as of the close of business on the Business Day immediately preceding the Closing Date.

“Working Capital Assets” means the current assets of the Seller determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Assets set forth on Schedule II hereto and subject to the principles, if any, set forth on Schedule II hereto.

“Working Capital Liabilities” means the current liabilities of the Seller determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the calculation of Current Liabilities set forth on Schedule II hereto, together with the liabilities, and subject to the principles, if any, set forth on Schedule II hereto.

EXHIBT A

FORM OF BILL OF SALE AND ASSIGNMENT AGREEMENT

BILL OF SALE AND ASSIGNMENT AGREEMENT, made, executed and delivered on September 28, 2012, by To Go Brands, Inc., a Nevada corporation (“Seller”), to MedPodium Health Products, Inc. a Delaware corporation (“Buyer”), a wholly-owned subsidiary of Cardium Therapeutics, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller, Buyer and Parent are parties to an Asset Purchase Agreement dated as of September 28, 2012 (the “Purchase Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement), providing for, among other things, the conveyance, sale, transfer, assignment and delivery to Buyer of the Acquired Assets; and

WHEREAS, Seller, Buyer and Parent now desire to carry out the intent and purpose of the Purchase Agreement by the execution and delivery to Buyer of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to Buyer of the Acquired Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby conveys, sells, transfers, assigns and delivers unto Buyer and its successors and assigns, forever, their respective entire right, title and interest in, to and under the Acquired Assets, including, without limitation, the Assigned Contracts.

TO HAVE AND TO HOLD the Acquired Assets, unto Buyer, its successors and assigns, FOREVER.

In the event that any provision of this Bill of Sale and Assignment Agreement is in conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall be deemed to be controlling.

This Bill of Sale and Assignment Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to its conflict of laws principles.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Parent, Buyer, and Seller.

EXHIBIT A – FORM OF BILL OF SALE AND ASSIGNMENT AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused this Bill of Sale and Assignment Agreement to be executed as of the date first above written.

To Go Brands, Inc.

By:
Name:
Title:

STATE OF

COUNTY OF

On                      before  me,                                                                                   ,

            Date                  Name, Title of Officer, e.g., “Jane Doe, Notary Public”

personally appeared

                                                                                              Name(s) of Signer(s)

[  ] personally known to me - OR - [  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                                                 Witness my hand and official seal.

                                                                                                  Signature of Notary

CAPACITY CLAIMED BY SIGNER

[  ] INDIVIDUAL(S)

[X] CORPORATE

      OFFICER(S)

                                                                  Title(s)

[  ] PARTNER(S)

[  ] ATTORNEY-IN-FACT

[  ] TRUSTEE(S)

[  ] SUBSCRIBING WITNESS

[  ] GUARDIAN/CONSERVATOR

[  ] OTHER:

SIGNER IS REPRESENTING:

Name of Person(s) or Entity(ies)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	Title or Type of Document: Number of Pages: Date of Document: Signer(s) Other Than Named Above:

EXHIBIT A – FORM OF BILL OF SALE AND ASSIGNMENT AGREEMENT

EXHIBIT B

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT (“Assumption Agreement”), dated September 28, 2012, by and among To Go Brands, a Nevada corporation (“Seller”), MedPodium Health Products, Inc., a Delaware corporation (“Buyer”) and Cardium Therapeutics, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller, Buyer, and Parent are parties to an Asset Purchase Agreement dated as of September 28, 2012 (the “Purchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement), providing for, among other things, the conveyance, sale, transfer, assignment and delivery to Buyer of the Acquired Assets, including, without limitation, the Assigned Contracts;

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby assumes and undertakes to pay, perform and discharge all of the Assumed Liabilities, effective from and after the Closing Date, subject to the terms and conditions set forth in the Purchase Agreement.

In the event that any provision of this Assumption Agreement is in conflict with a provision of the Purchase Agreement, the provision in the Purchase Agreement shall be deemed controlling.

This Assumption Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to its conflict of laws principles.

This Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors in interest and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

EXHIBIT B – FORM OF ASSUMPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed as of the date first above written.

SELLER:
To Go Brands, Inc.

By:
Name:
Title:

BUYER:
NEWCO, INC.

By:
Name:
Title:

PARENT:
CARDIUM THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT B – FORM OF ASSUMPTION AGREEMENT

STATE OF

COUNTY OF

On                      before  me,                                                                                   ,

            Date                  Name, Title of Officer, e.g., “Jane Doe, Notary Public”

personally appeared

                                                                                              Name(s) of Signer(s)

[  ] personally known to me - OR - [  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                                                 Witness my hand and official seal.

                                                                                                  Signature of Notary

CAPACITY CLAIMED BY SIGNER

[  ] INDIVIDUAL(S)

[X] CORPORATE

      OFFICER(S)

                                                                  Title(s)

[  ] PARTNER(S)

[  ] ATTORNEY-IN-FACT

[  ] TRUSTEE(S)

[  ] SUBSCRIBING WITNESS

[  ] GUARDIAN/CONSERVATOR

[  ] OTHER:

SIGNER IS REPRESENTING:

Name of Person(s) or Entity(ies)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	Title or Type of Document: Number of Pages: Date of Document: Signer(s) Other Than Named Above:

3

EXHIBIT C

FORM OF COPYRIGHT ASSIGNMENT

To Go Brands, Inc., a Nevada corporation (“Assignor”) is the owner of numerous copyrighted works including the copyrights identified in Schedule A attached hereto and fully incorporated herein (collectively “Copyrights”). Assignors desire to sell, transfer and assign to MedPodium Health Products, Inc., a Delaware corporation (“Assignee”), all of their right, title and interest in and to all of their Copyrights in connection with an Asset Purchase Agreement dated as of September 28, 2012.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sell, assign, transfer and deliver to Assignee, its successors and assigns, their entire right, title and interest in and to the Copyrights, and the right to register the Copyrights, in the United States and throughout the world, and any and all renewals and extensions of any such Copyrights, including but not limited to all causes of action and the right to bring any cause of action relating to any and all previously occurring acts including the rights being assigned and the right to receive and retain the proceeds relating to those causes of action or the settlement of such causes of action. Assignor agrees to execute any further papers and to do such other acts (without the expenditure of funds) as may be necessary and proper to vest full title in and to the Copyrights in the Assignee.

IN WITNESS WHEREOF, the undersigned have caused this Copyright Assignment to be executed by their duly authorized officer as of this      day of         , 2012.

To Go Brands, Inc.

By:

Print Name:

Title:

EXHIBIT C – FORM OF COPYRIGHT ASSIGNMENT

SCHEDULE A

COPYRIGHTS

All copyrighted works

2	EXHIBIT C – FORM OF COPYRIGHT ASSIGNMENT

STATE OF

COUNTY OF

On                      before  me,                                                                                   ,

            Date                  Name, Title of Officer, e.g., “Jane Doe, Notary Public”

personally appeared

                                                                                              Name(s) of Signer(s)

[  ] personally known to me - OR - [  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                                                 Witness my hand and official seal.

                                                                                                  Signature of Notary

CAPACITY CLAIMED BY SIGNER

[  ] INDIVIDUAL(S)

[X] CORPORATE

      OFFICER(S)

                                                                  Title(s)

[  ] PARTNER(S)

[  ] ATTORNEY-IN-FACT

[  ] TRUSTEE(S)

[  ] SUBSCRIBING WITNESS

[  ] GUARDIAN/CONSERVATOR

[  ] OTHER:

SIGNER IS REPRESENTING:

Name of Person(s) or Entity(ies)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	Title or Type of Document: Number of Pages: Date of Document: Signer(s) Other Than Named Above:

3	EXHIBIT C – FORM OF COPYRIGHT ASSIGNMENT

EXHIBIT D

FORM OF ASSIGNMENT OF TRADEMARKS AND DOMAINS

To Go Brands, a Nevada corporation (“Assignor”), is the owner of numerous trademarks and internet domains including, without limitation, those identified in Schedule 1 attached hereto and fully incorporated herein (“Trademarks”). Assignor desires to sell, transfer and assign to MedPodium Health Products, Inc., a Delaware corporation (“Assignee”), all of their right, title and interest in and to (i) all of its Trademarks and the federal trademark registrations with the United States Patent and Trademark Office owned by Assignor including those listed on Schedule 1 (“Trademark Registrations”); and (ii) all of their internet domain name registrations including, without limitation, those listed on Schedule 1 (“Domain Registrations”) in connection with an Asset Purchase Agreement dated as of September 28, 2012.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby irrevocably sells, assigns, transfers and delivers to Assignee all of Assignor’s worldwide right, title and interest in and to the Trademarks, the Trademark Registrations and the Domain Registrations (and all renewals and extensions thereof), together with the goodwill of the business associated with or symbolized by the Trademarks, Trademark Registrations, and the Domain Registrations and all rights to profits, damages and other relief for any past, present and future infringement of the Trademarks, Trademark Registrations, or the Domain Registrations and the right to sue and collect the same for Assignee’s own use and benefit and the benefit of Assignee’s successors, assigns, or legal representatives.

SIGNATURE PAGE FOLLOWS

EXHIBIT D – FORM OF ASSIGNMENT OF TRADEMARKS AND DOMAINS

IN WITNESS WHEREOF, the undersigned has caused this Assignment of Trademarks and Domains to be executed by a duly authorized officer as of this      day of         , 2012.

WITNESS:

By:

Print Name:

Title:

To Go Brands, Inc.

By:

Print Name:

Title:

SCHEDULE 1 OF ASSIGNMENT OF TRADEMARKS AND DOMAINS

TRADEMARKS:

Mark	Docket No.	Serial No.	Reg. No.

GO FOCUS	BPI-49TM	77707730
BRAIN BITES	BPI-54TM	77775198
ACTIV BALANCE	BPI-55TM	77775199
POWER PLAY	BPI-64TM	85078516
SMOOTHIE COMPLETE	BPI-66TM	85372985
WATER’S NEW BEST FRIEND	BPI-05TM	77114166	3,463,338
HEALTHY TO GO	BPI-06TM	77114170	3,463,339
GO GREENS	BPI-07TM	77114171	3,454,734
A SALAD BAR IN EVERY PACKET	BPI-08TM	77114173	3,456,330
GREENS TO GO	BPI-11TM	78/855,097	3,288,048
RIP. MIX.	BPI-27TM	77/138,636	3,394,248
RIP. POUR. GO.	BPI-35TM	77/350,035	3,652,028
OMEGA TO GO	BPI-37TM	77/350,233	3,596,049
[Image]	BPI-46TM	77592691	3,717,095
GREEN ENERGY TEA FUSION	BPI-28TM	77247155	3,724,171
[Image]	BPI-48TM	77667684	3,760,037
TRIM ENERGY	BPI-50TM	77707770	3,773,285
EXTREME BERRIES TO GO	BPI-51TM	77724953	3,773,325
TO GO BRANDS	BPI-25TM	77177100	3,828,662
VITAROCKS	BPI-45TM	77540726	3,832,475
GO SPORT	BPI-41TM	77493266	3,904,727
HEALTHY BELLY	BPI-52TM	77739281	3,911,761
VITA ROCKS	BPI-65TM	85119708	4,001,425
HIGH OCTANE	BPI-53TM	77770147	3,915,560

DOMAIN NAMES:

ACAINATURALENERGYBOOST.CO

ACTIVBALANCE.COM

BCOMPLX.COM

COQ10CAPS.COM

COQ10SOFTGEL.COM

CRANACTIVE.COM

CRANADAY.COM

CRANNATURALS.COM

DAILYFOCUSTOGO.COM

DHAMEGA3.COM

FISHINOIL.COM

FISHOILOIL.COM

FISHOILSOFTGEL.COM

GETGOGREENS.COM

GOGREENSBERRY.COM

GOGREENSCAPS.COM

GOGREENSCAPSULES.COM

GOGREENSDRINK.COM

GREENCOFFEBEAN.COM

GREENSTOGO.COM

GREENTEAENERGYFUSION.COM

GREENTEAFUSION.COM

HEALTHY-BELLY.COM

HEALTHYBELLY.NET

HEALTHYBELLYBRANDS.COM

HEALTHYBELLYDIGESTION.COM

HEALTHYBELLYPROBIOTIC.COM

HEALTHYBELLYPROBIOTICS.COM

HEALTHYBELLYSOOTHER.COM

HEALTHYBELLYTOGO.COM

HEALTHYTOGO.ORG

HEALTHYTOGOBRANDS.COM

HEALTHYTOGOVITAMINS.COM

HIGHOCTANEENERGY.COM

IDAREME.ME

IDAREME.NET

KRILLOILCAPS.COM

KRILLOILSOFTGEL.COM

MAQUIDRINK.COM

MAQUIENERGY.COM

MAQUIENERGYBOOST.COM

MULTIVITAMINCAPS.COM

MULTIVITAMINTABS.COM

NUTRACOATC.COM

NUTRICOAT.COM

OMEGA2GO.COM

OMEGATOGO.COM

ONFISHOIL.COM

PHYTORED.COM

RESVERAPLUS.COM

SMOOTHIECOMPLETE.COM

SUPERFOOD2GO.COM

SUPERFOODS2GO.COM

VEGETABLECAPS.COM

SUPERFOODTOGO.COM

SUPERFRUITSPLUS.COM

SUPERFRUITSTOGO.COM

TESTOSTERX.COM

TESTOSTERX.NET

5

VEGETABLECAPS.COM

VEGGIEANDFRUITCAPS.COM

VEGGIEFRUITCAPS.COM

VITABCOMPLEX.COM

VITACROCKS.COM

VITAMINC-COMPLEX.COM

VITAMINCROCKS.COM

VITAMINDLIQUID.COM

VITAMINDTHREE.COM

VITAMINFISHOIL.COM

VITAMINSTHATPOP.COM

VITAPOPPERS.COM

VITAROCKS.COM

VITAROCKSC.COM

WOMENMULTI.COM

WOMENMULTIVITAMIN.COM

WOMENSDAILYMULTIVITAMIN.COM

YOURHEALTHYBELLY.COM

6

STATE OF

COUNTY OF

On                      before  me,                                                                                   ,

            Date                  Name, Title of Officer, e.g., “Jane Doe, Notary Public”

personally appeared

                                                                                              Name(s) of Signer(s)

[  ] personally known to me - OR - [  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                                                 Witness my hand and official seal.

                                                                                                  Signature of Notary

CAPACITY CLAIMED BY SIGNER

[  ] INDIVIDUAL(S)

[X] CORPORATE

      OFFICER(S)

                                                                  Title(s)

[  ] PARTNER(S)

[  ] ATTORNEY-IN-FACT

[  ] TRUSTEE(S)

[  ] SUBSCRIBING WITNESS

[  ] GUARDIAN/CONSERVATOR

[  ] OTHER:

SIGNER IS REPRESENTING:

Name of Person(s) or Entity(ies)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	Title or Type of Document: Number of Pages: Date of Document: Signer(s) Other Than Named Above:

7

EXHIBIT E

FORM OF PATENT ASSIGNMENT

To Go Brands, Inc. a Nevada corporation with offices at 8505 Commerce Ave., San Diego, CA 92121 ( “Assignor”), hereby acknowledges that pursuant to that certain Asset Purchase Agreement, dated September 28, 2012, by and among Assignor, Cardium Therapeutics, Inc., a Delaware corporation, with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130 (“Parent”), and MedPodium Health Products, Inc., a Delaware corporation, with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130 and its successors, assigns and legal representatives (herein referred to as “Assignee”), Assignor sells, assigns, transfers, and sets over unto Assignee: (1) Assignor’s entire right, title and interest in, to, and under the patents and patent applications, and any and all inventions, discoveries and applications that are disclosed in these patents and patent applications, for the United States and in all countries, as identified in Schedule A attached to this Patent Assignment and any other of Assignor’s patents, inventions, discoveries, or applications (all of which are individually and collectively referred to herein as the “Patents”), and including any and all divisional, continuation, continuation-in-part, renewal, reissue, reexamination, revival, extension, and any substitute application based upon the Patents, and any patent and reexamination certificate issuing from any divisional, continuation, continuation-in-part, renewal, reissue, reexamination, revival, extension, and any substitute application based upon the Patents; (2) its full and complete right to file patent applications in the name of the Assignee, its designee, or its designee’s election, in all countries of the world, on the aforesaid Patents and any inventions, discoveries and applications disclosed in the Patents; (3) its entire right, title and interest in and to any Letters Patents that may issue thereon in the United States or in any country, and any renewals, revivals, reissues, reexaminations and extensions thereof, and any patents of confirmation, registration and importation of the same; (4) its entire right, title and interest in all Convention and Treaty Rights of all kinds thereon, including without limitation all rights of priority in any country of the world, in and to the Patents and the inventions, discoveries and applications that are disclosed in the Patents; and (5) any and all of Assignor’s claims, demands, causes of action, damages, and remedies of every kind recoverable at law or in equity or otherwise from any and every party for any and every infringement of the Patents and any Letters Patent that may issue thereon together with the rights to bring and maintain any action for past, present, and future acts of infringements and for the recovery of damages and fees in the United States or in any country.

Assignor hereby authorize and request the competent authorities to grant and to issue any and all Letters Patents that may issue from the Patents in the United States and throughout the world to the Assignee of the entire right, title and interest therein, as fully and entirely as the same would have been held and enjoyed by Assignor had this assignment, sale and transfer not been made.

EXHIBIT E – FORM OF PATENT ASSIGNMENT

Assignor agrees, at any time, upon the request of the Assignee, to execute and to deliver to the Assignee any additional applications for patents for any of the inventions and discoveries disclosed in the Patents, or any part or parts thereof, and any applications for patents of confirmation, registration and importation based on any Letters Patent issuing on the Patents, and any divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, revivals, extensions, and any substitute applications based upon the Patents as reasonably requested by Assignee.

Assignor further agrees at any time to execute and to deliver upon request of the Assignee such additional documents, if any, as are reasonably necessary to secure patent protection in the Patents and said inventions, discoveries and applications disclosed in the Patents throughout all countries of the world, and otherwise to do the reasonably necessary to give full effect to and to perfect the rights of the Assignee under this Patent Assignment, including the execution, delivery and procurement of any and all further documents evidencing this assignment, transfer and sale as may be reasonably necessary.

Assignor hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into that would conflict with this Patent Assignment.

Assignor further covenants that Assignee will, upon its reasonable request, be provided promptly with all pertinent facts and documents relating to the Patents and any Letters Patents issuing therefrom and legal equivalents thereto as may be reasonably known and accessible to Assignor and will testify as to the same in any interference, litigation or proceeding related thereto and will promptly execute and deliver to Assignee or its legal representatives any and all papers, instruments or affidavits reasonably required to apply for, obtain, maintain, issue and enforce the Patents and any Letters Patents issuing therefrom and said equivalents thereof that may be reasonably necessary to carry out the purposes thereof.

ASSIGNORS: To Go Brands, Inc.

Date:
Signature
Name:
Title:

ASSIGNEE: MedPodium Health Products, Inc.

Date:
Signature
Name:
Title:

EXHIBIT E – FORM OF PATENT ASSIGNMENT

SCHEDULE A

ASSIGNED PATENTS AND APPLICATIONS

U.S. Patent Application No. 13/197,709 – Surface Treatment for Gasified Consumable Materials

U.S. Patent Application No. 13/251,860 – Liposomes for the Oral Delivery of Therapeutic Agents

EXHIBIT E – FORM OF PATENT ASSIGNMENT

STATE OF

COUNTY OF

On                      before  me,                                                                                   ,

            Date                  Name, Title of Officer, e.g., “Jane Doe, Notary Public”

personally appeared

                                                                                              Name(s) of Signer(s)

[  ] personally known to me - OR - [  ] proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

                                                                 Witness my hand and official seal.

                                                                                                  Signature of Notary

CAPACITY CLAIMED BY SIGNER

[  ] INDIVIDUAL(S)

[X] CORPORATE

      OFFICER(S)

                                                                  Title(s)

[  ] PARTNER(S)

[  ] ATTORNEY-IN-FACT

[  ] TRUSTEE(S)

[  ] SUBSCRIBING WITNESS

[  ] GUARDIAN/CONSERVATOR

[  ] OTHER:

SIGNER IS REPRESENTING:

Name of Person(s) or Entity(ies)

ATTENTION NOTARY: Although the information requested below is OPTIONAL, it could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE MUST BE ATTACHED TO THE DOCUMENT DESCRIBED AT RIGHT:	Title or Type of Document: Number of Pages: Date of Document: Signer(s) Other Than Named Above:

EXHIBIT E – FORM OF PATENT ASSIGNMENT

EXHIBIT F

FORM OF ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) dated September 28, 2012, is made and entered into by and among Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), To Go Brands, Inc., a Nevada corporation (“Seller”), (referred to collectively herein as the “Interested Parties”) and Computershare Trust Company, N.A. (“Escrow Agent”).

A. This Agreement is being entered into in connection with that certain Asset Purchase Agreement (the “APA”) dated as of September 28, 2012, by and among Cardium, MedPodium Health Products, Inc., and Seller. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the APA.

B. In consideration of the Acquired Assets and other consideration set forth in the APA, Cardium has agreed to pay Purchaser up to Ten Million (10,000,000) shares of Cardium’s authorized but unissued common stock (the “Shares”) valued at up to Two Million Five Hundred Thousand Dollars ($2,500,000) at a purchase price per share equal to the greater of Twenty-Five cents ($0.25) or the Fifteen Day VWAP as of the Trading Day immediately preceding the Closing Date less an adjustment to account for Retained Cash as provided under Section 1.1(d) of the APA, subject to the terms and conditions contained in the APA and this Agreement.

C. Pursuant to the APA and to secure payment of Buyer’s right to indemnification under Article VII of the APA, Cardium shall deposit or cause to be deposited with the Escrow Agent twelve and one half percent (12.5%) of the number of Shares (the “Claim Shares”) to be held as a reserve for a period of eighteen (18) months following the Closing Date (the “Escrow Release Date”), which shall be subject to transfer, cancellation or release in accordance with the terms of this Agreement.

D. Pursuant to the APA, Cardium shall deposit or cause to be deposited with the Escrow Agent the remaining eighty seven and one half percent (87.5%) of the Shares (the “Remaining Shares”), which shall be held in escrow and released to Seller in a series of 12 equal monthly installments beginning six months following the Closing Date in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound, the parties agree as follows:

ARTICLE I

ENGAGEMENT OF THE ESCROW AGENT

The Escrow Agent is hereby engaged to act as escrow agent hereunder, and the Escrow Agent agrees to act as such.

EXHIBIT F – FORM OF ESCROW AGREEMENT

ARTICLE II

THE ESCROW FUND

2.1 Establishment of Escrow, Maintenance and Voting of the Claim Shares.

(a) Cardium will deposit or cause to be deposited with the Escrow Agent:

(i) the Claim Shares by instructing the transfer agent to issue such Claim Shares in book-entry form into the name of the Escrow Agent for the benefit of Seller and Buyer Indemnified Persons; and

(ii) the Remaining Shares by instructing the transfer agent to issue the Remaining Shares in book-entry form into the name of the Escrow Agent, which the Escrow Agent shall hold in escrow and release to Seller in a series of 12 equal monthly installments beginning six months following the Closing Date.

(b) Any distributions of the Shares shall be made in accordance with Section 2.2 hereof.

(c) Prior to distribution, the Shares will be voted according to the recommendations of the Chief Executive Officer of Cardium and the Escrow Agent shall have the authority to and shall vote the Shares accordingly.

(d)	Any cash dividends paid in connection with any of the Shares shall be held in escrow by the Escrow Agent for the benefit of Seller and be released to Seller in connection with the release of the corresponding Shares pursuant to Section 2.2.

(e)	In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of Cardium other than a regular cash dividend, the Claim Shares and Remaining Shares shall be appropriately adjusted on a pro rata basis, provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of the Shares or other property pursuant the terms of this Section.

2.2 Distribution of the Shares; Resolution of Claims.

(a) The Escrow Agent shall continue to hold the Claim Shares and Remaining Shares in its possession until authorized to make distributions therefrom in accordance with this Section 2.2. Except as otherwise provided in this Section 2.2, the Escrow Agent shall disburse the Claim Shares, or any portion thereof, only in accordance with (i) joint written instructions from the Seller and the Buyer or (ii) a final order, decree or judgment of a court of competent jurisdiction or arbitral panel, with respect to any arbitrated disputes, in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which the Interested Parties are parties.

2	EXHIBIT F – FORM OF ESCROW AGREEMENT

(b) On the date that is six months following the Closing Date, the Escrow Agent shall cause to be delivered to Seller in Seller’s name 1/12 of the Remaining Shares, which shall contain a restricted securities legend. Thereafter, on the same day of the month of each of the next 11 months, the Escrow Agent shall deliver to Seller an additional 1/12 of the Remaining Shares (with a restricted securities legend), such that on the one year anniversary of the date that is six months following the Closing Date the entirety of the Remaining Shares shall have been delivered to Seller.

(c) If Cardium, MedPodium Health Products, Inc.,or other affiliate, subsidiary, or successor in interest of Cardium (the “Claiming Person”) asserts a right of indemnity against the Seller in accordance with Article VII of the APA, or for Losses arising from Legal Claims, or for any breaches of warranties by Seller for which such Claiming Person seeks recovery from the Claim Shares (individually a “Claim” and collectively “Claims”), such Claiming Person may deliver to the Escrow Agent (with a copy being sent to the Seller) a written notice to such effect (a “Notice of Claim”) describing the Claim and identifying the date on which the Notice of Claim was delivered to Seller in accordance with Section 8.1 hereof.

(d) For the purposes of this section 2.2, the value of the Claim Shares shall be calculated based on the greater of Twenty-Five cents ($0.25) per share or the Fifteen Day VWAP as of the Trading Day immediately preceding the Closing Date (the “Claim Share Value”) which Claim Share Value shall be supplemented by the value of any distributions which may be made in connection with the Claim Shares pursuant to Section 2.1(d). The Claim Share Value shall be used to calculate the number of shares (the “Claimed Shares”) which are to be cancelled or returned to Cardium or its designee at its election, in satisfaction of a Claim.

(e) Unless the Notice of Claim is objected to in a writing explaining in detail the basis for any objection (an “Escrow Objection Notice”), delivered by Seller to Cardium and to the Escrow Agent within ten (10) days following delivery of the Notice of Claim in accordance with Section 8.1 hereof, then the Escrow Agent shall cancel or return the Claimed Shares, as specified in the Notice of Claim.

(f) In the event that the Interested Parties cannot reach agreement within thirty (30) days following the Escrow Objection Notice, and in order to encourage the Interested Parties to resolve any such dispute without resorting to legal action, the parties agree to submit any dispute between them regarding the Claimed Shares (an “Escrow Dispute”) to mediation before a mutually-agreeable Judicate West mediator handling commercial disputes in San Diego, California rather than filing any legal action. In the event that the parties cannot agree on such a Judicate West mediator, then the mediator proposed by each of the parties shall meet and they shall select a mediator to handle the matter (the “Mediator”). The Mediator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the Mediator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the Mediator, and shall thereafter deliver a proposed Mediator’s settlement to the parties. Each party shall advance the costs equivalent to one full day of mediation (representing two full days in total) to the Mediator or Judicate West, as applicable, prior to the mediation. In the event the parties reach agreement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that of the Mediator’s proposed settlement, any

3	EXHIBIT F – FORM OF ESCROW AGREEMENT

amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the Mediator’s settlement, and the matter shall be submitted to binding arbitration using the same selection procedure and dispute resolution process as described above, provided that each party shall advance the costs equivalent to two full days of time (representing four full days in total) with the selected arbitrator (“the “Arbitrator”). The Arbitrator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the Arbitrator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the Arbitrator, and shall thereafter deliver a proposed Arbitrator’s settlement to the parties. In the event the parties reach agreement on the Arbitrator’s proposed settlement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that of the Arbitrator’s proposed settlement, any amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the Arbitrator’s proposed settlement. The Arbitrator’s decision shall be deemed be final and binding against the Interested Parties, and shall be carried out by the Escrow Agent.

(g) Promptly following the Escrow Release Date, the Escrow Agent shall distribute to the Seller the entire then remaining balance, if any, of the Claim Shares and any distributions made in connection with such shares pursuant to Section 2.1(d); provided, however, that if any Notices of Claim have been delivered in accordance with Section 2.2(c) prior to the Escrow Release Date but the Claims specified therein have not been resolved or settled prior to the Escrow Release Date (the “Remaining Claims”), the Escrow Agent will retain in the Claim Shares an amount equal to all Claimed Amounts specified in such Remaining Claims (the “Remaining Claimed Amounts”) and distribute the balance to Seller. Any portion of the Claim Shares which shall continue to be held by the Escrow Agent pursuant to the preceding sentence shall be so held until such time as all Remaining Claims hereunder have been settled or resolved.

(h) Under no circumstances shall the Escrow Agent be required to release or distribute any portion of the Claim Shares or take any action under this Agreement sooner than five (5) Business Days after the Escrow Agent has received the requisite notices or other required documents in good form, or passage of the applicable claims period or release date, as the case may be.

(i) Under no circumstances shall the Escrow Agent be required to calculate the Claim Share Value.

(j) No fractional shares of Cardium shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Claim Shares or Remaining Shares from escrow, Cardium and the Escrow Agent shall “round down” in order to avoid retaining any fractional shares in the [Escrow Account] and in order to avoid releasing any fractional shares from escrow. When shares are “rounded down,” no cash-in-lieu payments need to be made.

4	EXHIBIT F – FORM OF ESCROW AGREEMENT

ARTICLE III

TERMINATION

This Agreement shall automatically terminate if and when the entirety of the Claim Shares shall have been completely distributed by the Escrow Agent in accordance with the terms of this Agreement.

ARTICLE IV

THE ESCROW AGENT

4.1 Escrow Agent Responsibilities.

(a) The Escrow Agent and its agent and affiliates shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, absent gross negligence or willful misconduct, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel, statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and acceptability of any information therein contained) which is believed in good faith by the Escrow Agent to be genuine and to be signed or presented by Seller and Cardium. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement, unless evidenced by a writing delivered to the Escrow Agent signed by Seller and Cardium. In performing any duties under this Agreement, the Escrow Agent and its affiliates and agents shall not be liable to any party for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.

(b) The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect or on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof, if in all cases the Escrow Agent acts in good faith, using reasonable judgment.

(c) The Escrow Agent may at any time resign and thereupon be discharged of its duties as Escrow Agent hereunder by giving thirty (30) calendar days written notice thereof to the other parties hereto and transferring the Claim Shares and any Remaining Shares and any other documents or items held by it hereunder to a successor agent designated by all parties. Such resignation shall not take effect until receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by each of the parties hereto and delivery of the documents and items held hereunder by the Escrow Agent to such successor. Any successor escrow agent appointed hereunder shall be jointly designated by Seller and Cardium. The Escrow Agent shall also be discharged of its duties and obligations hereunder upon deposit of all documents and items held hereunder to, and acceptance thereof, by any court in San Diego County, California having jurisdiction over the parties hereto and willing to accept same. In addition, Seller and Cardium acting together may jointly discharge the Escrow Agent at any time during the term hereof upon thirty (30) calendar days prior written notice.

5	EXHIBIT F – FORM OF ESCROW AGREEMENT

(d) Upon delivery of all or any portion of the documents or items held hereunder by the Escrow Agent in accordance with the terms hereof, the Escrow Agent shall be relieved of any and all further obligations hereunder in respect to the portion so delivered.

(e) This Agreement shall inure to the benefit of and be binding upon the Escrow Agent and its successors and assigns. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not in any manner be liable or responsible for any loss or damage arising by reason of any act or omission by it or in connection with any of the transactions contemplated hereby, including, but not limited to any loss that may occur by reason of forgery, false representations or the exercise of its discretion in any particular manner or for any other reason, except for its own gross negligence, willful misconduct, unlawful act, or failure to act in good faith.

(f) The Escrow Agent shall receive the sum of $3,500 for its services rendered hereunder, so long as the time spent in the performance of its duties hereunder does not exceed fifteen (15) hours. The Escrow Agent shall keep records of the time spent in the performance of its services hereunder and shall submit a monthly statement of same to both Seller and Cardium. If the services of the Escrow Agent shall exceed fifteen (15) hours in the aggregate, then the Escrow Agent shall be paid for such excess hours at the rate of $125 per hour. All fees for the services of the Escrow Agent hereunder are to be paid one-half by Cardium and one-half by Seller.

(g) Disputes. It is understood and agreed that should any dispute arise between the parties to this Agreement or the APA, with respect to the delivery, ownership, right of possession and/or disposition of the Shares, should any claim be made upon such Shares by a third party or should the Escrow Agent be unable to determine, to the Escrow Agent’s reasonable satisfaction, the proper disposition of any portion of the Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent; or

(ii)	petition (by means of interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Shares held by it in the Escrow for holding and disposition in accordance with the instructions of the court.

The Escrow Agent shall have no liability to the parties to this Agreement or to the APA or any other person with respect to any such suspension or performance or disbursement into court,

6	EXHIBIT F – FORM OF ESCROW AGREEMENT

specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Shares held in escrow pursuant to this Agreement or any delay in or with respect to any other action required of or requested of the Escrow Agent.

ARTICLE V

INDEMNIFICATION

Without determining or limiting any rights as between the Interested Parties, but subject to the provisions of Articles VI and VII, each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct. The Escrow Agent shall not be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The foregoing indemnification obligation shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

ARTICLE VI

TAX MATTERS

6.1 Obligations of the Interested Parties. Without determining or limiting any rights as between the Interested Parties, each of the Interested Parties agrees severally, and not jointly, (i) to assume any and all obligations now or hereafter arising under any applicable tax law with respect to any payment or distribution of the Claim Shares or Remaining Shares to, or performance of other activities under this Agreement by, such Interested Party, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its action as Escrow Agent under this Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement including, without limitation, any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties, to the extent that it relates to such individual Interested Party. The foregoing indemnification obligation shall survive the termination of this Agreement and the resignation or the removal of the Escrow Agent.

7	EXHIBIT F – FORM OF ESCROW AGREEMENT

6.2 Treatment of Earnings. The Interested Parties agree that Seller will be treated for federal, state and local income and other tax purposes as owning the Claim Shares and the Remaining Shares, and agree that all earnings, if any, with respect thereto will be reported by the Escrow Agent as earnings of Seller whether or not distributed. On or promptly after the date hereof, the Seller shall provide the Escrow Agent with a completed IRS Form W-9 certifying thereon the Seller’s taxpayer identification number. The Seller acknowledges that withholding of a portion of the earnings on the Claim Shares and the Remaining Shares may be required for federal, state or local income tax purposes in the event the Seller fails to certify its taxpayer identification number to the Escrow Agent.

ARTICLE VII

DISPUTES

If any dispute should arise with respect to the distribution or ownership or right of possession of all or any portion the Remaining Shares or the Claim Shares (including, without limitation, any Contested Claim), or the duties of the Escrow Agent hereunder, or should any claim be made upon the Escrow Agent, the Remaining Shares or the Claim Shares by any third party, the Escrow Agent is authorized and shall be entitled (at its sole option and election) to retain in its possession, without liability to anyone, all or any part of the Remaining Shares and the Claim Shares in dispute until such dispute shall have been settled either by mutual agreement of the Interested Parties (evidenced by appropriate instructions in writing to the Escrow Agent signed by the Interested Parties) or by the final order, decree or judgment of a court of competent jurisdiction or arbitral panel, with respect to any arbitrated disputes, in the United States of America (the time for appeal having expired with no appeal having been taken) in a proceeding to which the Interested Parties are parties, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, or by facsimile transmission with a copy thereof to be delivered by nationally-recognized overnight courier within 24 hours of such facsimile transmission addressed as follows:

(i)	if to Cardium, to:

Cardium Therapeutics

12255 El Camino Real, Suite 250

San Diego, CA 92130

Attention: Tyler M. Dylan-Hyde

Facsimile: 858-436-1001

8	EXHIBIT F – FORM OF ESCROW AGREEMENT

with a copy to (which shall not constitute notice):

Sheppard Mullin Richter & Hampton

12275 El Camino Real, Suite 250

San Diego, CA 92130

Attention: Edwin Astudillo

Facsimile: 858-847-4848

(ii)	if to the Seller or to:

To Go Brands, Inc.

8505 Commerce Ave.

San Diego, CA 92121

Attention: Derek Howe

Facsimile: 858-200-0687

with a copy to (which shall not constitute notice):

Kolesar & Leatham

400 S. Rampart, Suite 400

Las Vegas, NV 89145

Attention: Joseph J. Mugan

Facsimile: 702-362-9472

(iii)	if to the Escrow Agent, to:

Computershare Trust Company, N.A.

Attn: Corporate Trust Officer

350 Indiana St., Suite 750,

Golden, CO 80401

Attention: John M. Wahl

Facsimile: 303-262-0608

All such notices or communications shall be deemed to be delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, or (c) in the case of facsimile or email transmission upon confirmed receipt; provided, however, that no notice to the Escrow Agent shall be deemed delivered until actually received by the Escrow Agent.

8.2 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.3 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than The State of California to be applied.

9	EXHIBIT F – FORM OF ESCROW AGREEMENT

8.4 Wiring Instructions. All funds, if any, to be paid to or by the Escrow Agent shall be sent by wire transfer in accordance with the instructions provided on Schedule A hereto, or by such other method of payment and in accordance with such instructions as may be given in advance and in writing to the Escrow Agent or the Interested Parties by notice in compliance with Section 8.1 of this Agreement.

8.5 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.6 Amendments. This Agreement may be amended only by a written instrument duly executed by the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in a writing signed by the party against whom enforcement of any waiver is sought, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

8.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Entire Agreement. This Agreement and, with respect to the Interested Parties only, the APA and the documents delivered in connection therewith, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, among the parties identified above with respect thereto; provided, however, that anything contained herein to the contrary notwithstanding, the parties hereto agree that the Escrow Agent shall perform its obligations under this Agreement solely by reference to this Agreement.

8.9 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performing its duties resulting from acts beyond its control such as, but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, acts of terrorism, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

8.10 Consent to Jurisdiction and Service of Process. Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction and venue of the federal and state courts sitting in San Diego County, California in connection with any actions or proceedings brought against any of the Interested Parties or the Escrow Agent (or each of them) arising out of or relating to this Agreement. In any such action or proceeding, the Escrow Agent and the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by overnight courier in accordance with Section 8.1 hereof.

10	EXHIBIT F – FORM OF ESCROW AGREEMENT

8.11 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.12 Waiver of Jury Trial. THE ESCROW AGENT AND THE INTERESTED PARTIES, TO THE EXTENT ALLOWABLE BY ANY APPLICABLE LAWS, HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

[SIGNATURE PAGE FOLLOWS]

11	EXHIBIT F – FORM OF ESCROW AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed and delivered on the date first above written.

CARDIUM:

CARDIUM THERAPEUTICS, INC.

By:
Name:
Title:

THE SELLER:

TO GO BRANDS, INC.

By:
Name:
Title:

THE ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

SCHEDULE A

Wiring instructions for payment to Escrow Agent:

Bank of America

100 West 33rd St.

New York, NY

ABA: 026-009-593

Account No.: 4426874722

Acct. Name: Computershare Trust Company, NA as Escrow Agent for Clients

Ref: Cardium / To Go Escrow

EXHIBIT G

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of September 28, 2012, by and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), and each of the persons and entities listed on Exhibit B hereto (each, a “Stockholder”).

RECITALS

A. Each Stockholder is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) of certain shares of capital stock of To Go Brands, Inc., a Nevada corporation (the “Company”).

B. Cardium, MedPodium Health Products, Inc., a Delaware corporation and a wholly owned subsidiary of Cardium (“Buyer”) and the Company are entering into an Asset Purchase Agreement of even date herewith (the “APA”) which provides (subject to the conditions set forth therein) for the purchase by Buyer of the Acquired Assets from the Company (the “Asset Purchase”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the APA.

C. In order to induce Cardium and Buyer to enter into the APA, each Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Acquisition Proposal” shall mean (other than an offer or proposal made or submitted by Cardium or Buyer), (a) any proposal or offer from any Person or group of Persons (other than Cardium or Buyer or their respective Affiliates or representatives) for (i) any acquisition by such Person or group of Persons of a substantial amount of assets of the Company having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 20% of the fair market value of all the assets of the Company immediately prior to such acquisition or more than a 20% interest in the total voting securities of the Company or (ii) any tender offer, exchange offer or other transaction that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, (b) any proposal or offer with respect to any merger, consolidation, or business combination of the Company with any unaffiliated third party, other than the transactions contemplated by the APA or (c) any license or sublicense involving a substantial amount of the assets of the Company.

1	EXHIBIT G – FORM OF VOTING AGREEMENT

(b) “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

(c) “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

(d) “Company Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share of the Company

(e) A Stockholder shall be deemed to “Own,” or to have acquired “Ownership” of, a security if such Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(f) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(g) With respect to each Stockholder, “Subject Securities” shall mean (i) all securities of the Company (including all shares of Company Capital Stock and all options, warrants and other rights to acquire shares of Company Capital Stock) Owned by such Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Capital Stock and all additional options, warrants and other rights to acquire shares of Company Capital Stock) of which such Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(h) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Cardium; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Cardium; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(i) “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the APA is validly terminated, or the Closing Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Transfer of Subject Securities. Prior to the Voting Covenant Expiration Date, each Stockholder agrees, severally and not jointly, that it shall not Transfer any Subject Securities to any Person other than to a Person that agrees in a writing, reasonably satisfactory in form and substance to Cardium, to be bound by the terms of this Agreement with respect to all Subject Securities Transferred to such Person.

2.2 Transfer of Voting Rights. Prior to the Voting Covenant Expiration Date, each Stockholder agrees, severally and not jointly, that it shall ensure that: (a) none of such

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Stockholder’s Subject Securities is deposited into a voting trust; and (b) no proxy or power of attorney is granted (other than in connection with such Stockholder’s compliance with Section 3.2 of this Agreement), and no voting agreement or similar agreement is entered into, with respect to such Stockholder’s Subject Securities.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of APA. Each Stockholder hereby agrees, severally and not jointly, that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Cardium, such Stockholder shall cause the Subject Securities to be voted, as applicable:

(a) in favor of the Asset Purchase, the execution and delivery by the Company of the APA and the adoption and approval of the APA and the terms thereof, in favor of each of the other actions contemplated by the APA and in favor of any action in furtherance of any of the foregoing; and

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company or any subsidiary of the Company in the APA; and

(c) against the following actions (other than the Asset Purchase and the transactions contemplated by the APA): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s articles of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Asset Purchase or any of the other transactions contemplated by the APA or this Agreement.

Prior to the Voting Covenant Expiration Date, each Stockholder agrees that it shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, “(b)”, or “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to Cardium a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (ii) each Stockholder shall cause to be delivered to Cardium an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder.

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(b) Each Stockholder shall, at such Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Cardium the power to carry out and give effect to the provisions of this Agreement with respect to such Stockholder’s Subject Securities.

SECTION 4. WAIVER OF APPRAISAL RIGHTS

Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Asset Purchase or any related transaction that such Stockholder or any other Person may have by virtue of any outstanding shares of Company Capital Stock Owned by Stockholder (“Appraisal Rights”).

SECTION 5. NO SOLICITATION

Each Stockholder agrees, severally and not jointly, that, prior to the Voting Covenant Expiration Date, such Stockholder shall not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any agreement or understanding contemplating or otherwise relating to any transaction that contemplated by the term Acquisition Proposal. Each Stockholder shall immediately cease and discontinue any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each Stockholder, severally and not jointly, hereby represents and warrants to Cardium as follows:

6.1 Authorization, etc. Such Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform such Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

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6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of such Stockholder’s Subject Securities pursuant to any contract to which such Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by such Stockholder do not, and the performance of this Agreement and the Proxy by such Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and Company Preferred Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Asset Purchase as if made on that date.

SECTION 7. ADDITIONAL COVENANTS

7.1 Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as Cardium may request for the purpose of carrying out and furthering the intent of this Agreement and the Proxy.

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7.2 Legends. If requested by Cardium, immediately after the execution of this Agreement (and from time to time upon the acquisition by any Stockholder of Ownership of any shares of Company Capital Stock prior to the Voting Covenant Expiration Date), each Stockholder shall cause each certificate evidencing any outstanding shares of Company Capital Stock or other securities of the Company Owned by such Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF SEPTEMBER 28, 2012, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 8. MISCELLANEOUS

8.1 Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements made by each Stockholder in this Agreement shall survive until the Voting Covenant Expiration Date.

8.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Cardium:

Cardium Therapeutics

12255 El Camino Real, Suite 250

San Diego, CA 92130

Attention: Tyler M. Dylan-Hyde

Facsimile: 858-436-1001

with a required copy to (which alone shall not constitute notice):

Sheppard Mullin Richter & Hampton

12275 El Camino Real, Suite 250

San Diego, CA 92130

Attention: James A. Mercer

Facsimile: (858) 509-3691

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8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5 Entire Agreement. This Agreement and the proxies required to be delivered by each Stockholder pursuant to Section 3.2 constitute the entire agreement between each Stockholder and Cardium with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between each Stockholder and Cardium with respect to the subject matter hereof and thereof.

8.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Stockholder and such Stockholder’s heirs, estate, executors and personal representatives and such Stockholder’s successors and assigns, and shall inure to the benefit of Cardium and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Cardium and its successors and assigns) any rights or remedies of any nature.

8.7 Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder’s capacity as an owner of such Stockholder’s Subject Securities, and nothing in this Agreement shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in such Stockholder’s capacity as an officer or director of the Company (including any withholding, amendment, withdrawal or modification of the recommendation by the board of directors to adopt the APA and approve the Asset Purchase).

8.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Cardium shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree

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or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither Cardium nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this section, and each Stockholder irrevocably waives any right such Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity. The rights and remedies of Cardium under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Cardium under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.10 Governing Law; Waiver of Jury Trial.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada (without giving effect to principles of conflicts of laws).

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.11 Counterparts. This Agreement may be executed in any number of original, facsimile or PDF counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.12 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled) from such Stockholder.

8.14 Waiver. No failure on the part of Cardium to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Cardium in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Cardium shall not be deemed to have waived any claim available to Cardium arising out of this Agreement, or any power, right, privilege or remedy of Cardium under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set

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forth in a written instrument duly executed and delivered on behalf of Cardium; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.15 Amendments. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

8.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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IN WITNESS WHEREOF, Cardium and each Stockholder have caused this Agreement to be executed as of the date first written above.

CARDIUM THERAPEUTICS, INC.

By:
Name:
Title:

[STOCKHOLDER]:

By:
Name:
Address:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of To Go Brands, Inc., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Christopher J. Reinhard, Tyler M. Dylan-Hyde and Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”), and each of them, as attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record or beneficially by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may own of record or beneficially on or after the date hereof. The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.” Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Cardium and the Stockholder (the “Voting Agreement”), and is granted in consideration of Cardium entering into the Asset Purchase Agreement dated as of the date hereof, among Cardium, MedPodium Health Products, Inc., and the Company (the “APA”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

Prior to the Voting Covenant Expiration Date (as defined in the Voting Agreement), the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company, as applicable:

(i) in favor of the asset purchase contemplated by the APA (the “Asset Purchase”), the execution and delivery by the Company of the APA and the adoption and approval of the APA and the terms thereof, in favor of each of the other actions contemplated by the APA and in favor of any action in furtherance of any of the foregoing; and

(ii) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the APA; and

(iii) against the following actions (other than the Asset Purchase and the other transactions contemplated by the APA): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution

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or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Asset Purchase or any of the other transactions contemplated by the APA.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: September     , 2012

Number of shares of common stock and/or preferred stock of the Company owned of record as of the date of this proxy:

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EXHIBIT B

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